Exhibit 10.11

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH [REDACTED].

LOAN, GUARANTY AND SECURITY AGREEMENT

THIS LOAN, GUARANTY AND SECURITY AGREEMENT (this “Agreement”) dated as of February 3, 2023 (the “Closing Date”), is by and among Anchorage Lending CA, LLC (“Lender”), U.S. Data Mining Group, Inc. (d/b/a U.S. Bitcoin Corp.), a Nevada corporation (“USDG”), as a Guarantor (as defined below), US Data Guardian LLC, a Nevada limited liability company and USDG’s direct wholly owned Subsidiary (“Borrower”) U.S. Data Mining Technologies Group Ltd., a Delaware corporation (“USDTG”), from and after the Qualifying IPO, the Parent Company, as a Guarantor and other Guarantors (as defined below), from time to time party hereto.

WHEREAS, prior to the date hereof, USDG, as borrower, and Lender, entered into those certain Equipment Loan and Security Agreements (as hereinafter defined), pursuant to which Lender provided USDG $50,000,000 for the purpose of financing USDG’s acquisition of certain equipment to be used by USDG in connection with its business (consisting of mining certain cryptocurrencies and digital assets);

WHEREAS, USDG has requested that it be permitted to transfer certain assets to Borrower and in connection therewith to be substituted as “Borrower” with respect to the financing described in the preceding recital and Lender has consented to the restructuring of the refinancing as set forth herein;

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by any Loan Party to the Lender pursuant to Sections 7.2(a) and (b) shall be prepared in accordance with GAAP as in effect at the time of such preparation and, except as otherwise expressly provided herein, calculations and other determinations under the Loan Documents shall be made in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. Terms defined in the Code in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “Code” refers, as of any date of determination, to the Code then in effect. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i)  any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (ii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” the word “through” means “to and including; and the words “or” and mean “and/or” as the context may require. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

2.	LOAN AND TERMS OF PAYMENT

2.1          Effect of Equipment Loan and Security Agreements.

(a)           Prior to the date hereof, Lender made loans in an aggregate principal amount of $50,000,000 (“Original Loan”) to USDG under and pursuant to the terms of those certain Equipment Loan and Security Agreements. The Original Loan remains unpaid and the outstanding principal balance thereof on the Closing Date is $48,611,111.11 (the “Current Loan Balance”).

(b)          The Borrower (and each Loan Party) hereby unconditionally promises to pay to Lender the outstanding principal amount of the Current Loan Balance, which amount shall constitute the Loan under this Agreement together with accrued and unpaid interest (including any interest that is capitalized (including pursuant to Section 2.3)) and fees (including any capitalized fees) (in each case, whether or not allowable in any proceeding under any Debtor Relief Law) thereon, together with any fees and premiums and all other Obligations, in each case, as and when due in accordance with this Agreement.

(c)           It is the express intent of the parties that, as of the Closing Date, (i)  this Agreement shall re-evidence the Current Loan Balance, (ii) this Agreement is entered into in substitution for, and not in payment of the Current Loan Balance, (iii) the Current Loan Balance shall be governed by and deemed to be outstanding under this Agreement, and (iv) that the terms of this Agreement and the Loan Documents shall supersede the terms of the Equipment Loan and Security Agreements and any other document executed in connection therewith; provided, that this Agreement shall not discharge or release the Lien granted pursuant to the Equipment Loan and Security Agreement, or the priority of such Liens or any other security granted thereunder, and all such liens shall continue to secure the Loan and all other Obligations hereunder, in each case, solely as to the Collateral granted hereunder by any Loan Party that was party to the Equipment Loan and Security Agreements. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Equipment Loan and Security Agreements.

2.2          Loan.

(a)          Subject to the terms and conditions of this Agreement, on the Closing Date, the Current Loan Balance of the Original Loan shall be deemed and shall be automatically converted into loan and borrowings made (or deemed made) to Borrower on the Closing Date in an aggregate original principal amount of (i) Current Loan Balance plus (ii) the capitalized portion of the Closing Fee of $400,000 (the “Capitalized Fee”) (and such amounts under clauses (i) and (ii) together with all fees, interests or other amounts capitalized as an increase on the aggregate outstanding principal amount of the Loan in accordance with the terms hereof, including pursuant to Section 2.3(a), the “Loan”). The aggregate principal amount of the Loan amount on the Closing Date is $49,011,111.11.

(b)          Any amount borrowed and/or deemed borrowed under Section 2.2(a) and subsequently repaid or prepaid may not be reborrowed.

(c)          The principal amount of the Loan (which would increase to include capitalized interest (including pursuant to Section 2.3) and capitalized fees) together with accrued and unpaid interest accruing in accordance with Section 2.3(a) shall be payable on each Payment Date commencing on the Payment Date occurring on March 15, 2023 and continuing until the earlier of (i) the Maturity Date and (ii) the date in which the Loans have been repaid in full as follows: 100% of Net Monthly Cash Flow and any other payments received for the immediately preceding calendar month shall be paid to the Lender. The Net Monthly Cash Flow payment received shall be used to: first, to pay all unpaid fees, costs and expenses under this Agreement and the other Loan Documents; second, to the payment of accrued and unpaid interest on the Loan; and third, to the principal amount of the Loan.

(d)          All outstanding principal amount of the Loan and accrued and unpaid interest with respect to the Loan are due and payable in full on the Maturity Date.

(e)           Voluntary Prepayment. Borrower shall have the option to prepay all or any portion of the Loan together with all accrued and unpaid interest on the Loan; provided that (i) any partial prepayments shall be in increments of at least $500,000, (ii) Borrower delivers written notice to the Lender of its election to prepay all or such portion of the Loan at least one (1) Business Day prior to such prepayment. Any partial prepayments of principal with respect to the Loan made under this Section 2.2(e) will be applied: first, to pay all unpaid fees, costs and expenses under this Agreement and the other Loan Documents, including Lender’s Expenses; second, to the payment of accrued and unpaid interest on the Loan; and third, to the principal amount of the Loan.

(f)           Mandatory Prepayments Upon Certain Events.

(i)           Borrower shall apply an amount equal to all Net Proceeds from any Asset Sale promptly, but in any event within one (1) Business Day, after receipt thereof to prepay the Loan.

(ii)           Borrower shall apply an amount equal to all Net Proceeds from any Casualty Event no later than 90 days following receipt of such Net Proceeds. So long as no Default or Event of Default has occurred and continues to then exist, the Borrower may apply such Net Proceeds toward the replacement, restoration or repair of the Collateral which may be subject to such Casualty Event, provided, that until so applied, such Net Proceeds shall be held by the Borrower in a deposit account subject to a Qualifying Control Agreement. In the event that the Borrower has failed to deploy such Net Proceeds within 90 days following the receipt thereof, or if an Event of Default has occurred and continues to then exist, Lender may, in its sole discretion, elect whether to permit such Net Proceeds to be applied to the repair and replacement of the affected Collateral, or toward payment of the Loan.

(iii)          Any partial prepayments of principal with respect to the Loan made under this Section 2.2(f) will be applied: first, to pay all unpaid fees, costs and expenses under this Agreement and the other Loan Documents, including Lender’s Expenses; second, to the payment of accrued and unpaid interest on the Loan; and third, to the principal amount of the Loan.

(g)          Mandatory Prepayment Upon an Acceleration. If the Loan is accelerated by the Lender following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to the Lender for the account of the Lender an amount equal to the sum of (i) all outstanding principal amount of the Loan plus accrued and unpaid interest with respect to the Loan and (ii) all other Obligations, if any, that shall have become due and payable with respect to the Loan, including Lender’s Expenses.

2.3          Payment of Interest on the Loan.

(a)          Interest Rate. Subject to Section 2.3(b), the Loan (other than the portion of the Loan constituting the Capitalized Fee) shall bear interest on the outstanding principal amount thereof from time to time at a per annum rate equal to the Applicable Rate, which interest shall be paid as provided in Section 2.2 above on each Payment Date, in cash, or, in-kind, in accordance with Section 2.3(c) below. The Applicable Rate for each year of the Loan (other than the portion of the Loan constituting the Capitalized Fee) shall be established and fully earned on the Closing Date for the First Annual Period and thereafter for each Annual Period on each anniversary of the Loan as follows: (i) for the Second Annual Period on the date is the first anniversary of the Closing Date; (ii) for the Third Annual Period on the date is the second anniversary of the Closing Date; (iii) for the Fourth Annual Period on the date is the third anniversary of the Closing Date and (iv) for the Fifth Annual Period on the date is the fourth anniversary of the Closing Date, and, in each case, shall not be subject to any downward adjustment as a result of any repayment or prepayment during such year. In the event for any month, the Net Monthly Cash Flow thereof is insufficient to cover interest payment under this Agreement, such deficiency shall be deemed paid-in-kind by capitalizing such deficiency in interest payment and adding such amount to the principal amount of the Loan evidenced under this Agreement and shall be included in the Amount for the next succeeding Annual Period and will earn interest at the Applicable Rate for such Annual Period. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(b)          Default Rate. Upon the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate per annum which is two percent (2.0%) above the Applicable Rate in the year in which the Event of Default occurs (the “Default Rate”); provided that if the Event of Default occurs as a result of non-payment on the Maturity Date, then the Default Rate shall be 16.0%/annum. Fees and expenses which are required to be paid by any Loan Party pursuant to the Loan Documents (including, without limitation, Lender’s Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate then applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.

(c)          Payment; Interest Computation. Interest is payable on each Payment Date and on the Maturity Date; provided that in the event of any repayment or prepayment of any Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All computations of interest and fees shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. In computing interest, (x) all payments received after 3:00 p.m. (Eastern time) on any day shall be deemed received at the opening of business on the next Business Day, and (y) the date of the making of the applicable Loan (i.e. the Closing Date and the date any unpaid interest is capitalized) shall be included and the date of payment shall be excluded, provided that any Loan that is repaid on the same day on which it is made bears interest for one (1) day.

(d)          Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Lender would be contrary to the provisions of any law applicable to the Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Lender, and in such event the Borrower shall pay the Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Lender is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

2.4          Fees. Borrower shall pay to the Lender:

(a)           Closing Fee. On the Closing Date, a fully earned, non-refundable closing fee equal to $750,000 (the “Closing Fee”) to be paid to the Lender for the account of the Lender, of which an amount equal to $350,000 shall be paid in cash on the Closing Date and the balance of $400,000 shall be capitalized and added to the principal balance of the Loan; and

(b)          Lender’s Expenses. All Lender’s Expenses incurred through and after the Closing Date, within five (5) days after demand by the Lender.

2.5          Payments; Application of Payments.

(a)          All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day (unless such next Business Day falls on a date that is in a subsequent month, then such payment shall be made on the immediately preceding Business Day), and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)          Except when such allocation or application is specified elsewhere in this Agreement, the Lender have the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied and Borrower shall have no right to specify the order or the accounts to which the Lender shall allocate or apply any payments required to be made by Borrower to the Lender or otherwise received by the Lender under this Agreement.

(c)           Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to the Lender resulting from the Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in the accounts maintained pursuant to this Section 2.5(c) shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loan in accordance with the terms of this Agreement.

(d)          The Lender may request that Loan made by it be evidenced by a promissory note (a “Note”). In such event, Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the Lender or its registered assigns and in a form approved by the Lender. Thereafter, unless otherwise agreed to by the Lender, the Loan evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

2.6          Settlement Procedures. If the Lender receives any payment for the account of the Lender after 3:00 p.m. (Eastern time) on any Business Day, the Lender shall be deemed to have received such payment on the next Business Day.

2.7          Taxes.

(a)          Payments Free of Taxes. Payments made by any Loan Party under the Loan Documents will be made free and clear of and without deduction for any and all Taxes, except as required by applicable Law. If at any time any Governmental Authority (including guidance therefrom), applicable law, regulation or international agreement requires any Loan Party to make any withholding or deduction of Indemnified Taxes from any such payment or other sum payable hereunder to the Lender, Borrower hereby covenants and agrees that the sum payable by Borrower with respect to such payment will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction of Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this sentence), the Lender receives a net sum equal to the sum which it would have received had no withholding or deduction of Indemnified Taxes been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish such Lender with proof reasonably satisfactory to such Lender indicating that Borrower has made such withholding payment.

(b)          Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (b)(i)(1), (i)(2) and (i)(4) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)          Without limiting the generality of the foregoing,

(1)	any Lender that is a U.S. Person shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or;

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(3)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and

(4)	if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(c)          Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender, timely reimburse it for the payment of Other Taxes.

(d)          Indemnification by Borrower. Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by the applicable Lender shall be conclusive absent manifest error. The agreements and obligations contained in this Section 2.7 shall survive the termination of this Agreement.

(e)           Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(f)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)          The agreements and obligations contained in this Section 2.7 shall survive any assignment of rights by, or the replacement of, the Lender, the repayment, satisfaction or discharge of all Obligations under any Loan Document and the termination of this Agreement.

2.8          Increased Costs and Reduction of Return.

 (a)          If the Lender shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, the Lender shall be subject to any Taxes on the Loan, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by the Lender (with a copy of such demand to the Lender), pay to the Lender for the account of the Lender, additional amounts as are sufficient to compensate the Lender for such increased costs or such Taxes; provided, that the Borrower shall not be required to compensate the Lender pursuant to this Section 2.8 for any such additional amounts incurred more than 180 days after the Maturity Date; provided, further, that if such change in Requirement of Law giving rise to such additional amounts is retroactive, then such period will be extended to include the period of retroactive effect thereof.

 (b)          If the Lender shall have determined that:

(i)          the introduction of any Capital Adequacy Regulation;

(ii)         any change in any Capital Adequacy Regulation;

(iii)        any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)        compliance by the Lender (or its lending office) or any entity controlling the Lender, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by the Lender or any entity controlling the Lender and (taking into consideration the Lender’s or such entities’ policies with respect to capital adequacy and the Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), Loan, credits or obligations under this Agreement, then, within thirty (30) days of demand of the Lender (with a copy to the Lender), the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender (or the entity controlling the Lender) for such increase; provided, that the Borrower shall not be required to compensate the Lender pursuant to this Section 2.8 for any such additional amounts incurred more than 180 days after the Maturity Date; provided, further, that if such change in Capital Adequacy Regulation giving rise to such additional amounts is retroactive, then such period will be extended to include the period of retroactive effect thereof.

(c)          Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under Section 2.8(a) above and/or a change in Capital Adequacy Regulation under Section 2.8(b) above, as applicable, regardless of the date enacted, adopted or issued.

3.	CONDITIONS PRECEDENT

3.1          Closing Date Lender’s obligation to make the Loan hereunder shall not become effective until the date on which the Lender shall have received, in form and substance reasonably satisfactory to the Lender, each of the following:

(a)           from each party thereto, a counterpart of this Agreement and the other Loan Documents to be executed and delivered as of the Closing Date, signed and delivered on behalf of such party;

(b)          Closing Date Equity Issuance for the Lender;

(c)           the Operating Documents and certified good standing certificates of each as of a recent date;

(d)          an officer’s certificate of each Loan Party with respect to such Loan Party’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(e)          searches of Code filings in the jurisdiction of incorporation or formation, as applicable, of the Loan Party and in the jurisdiction of its chief executive office, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist on any property and asset of the Borrower and with respect to asset and properties of any Guarantor, no Liens exist other than Permitted Liens and tax lien, judgment and bankruptcy searches;

(f)           the Perfection Certificate of the Loan Parties, together with the duly executed signatures thereto;

(g)          Code financing statements in appropriate form for filing each appropriate jurisdiction as is necessary to perfect the Lender’s Lien in the Collateral;

(h)          a legal opinion of counsel to the Loan Parties dated the Closing Date;

(i)            payment of the fees then due and Lender’s Expenses incurred on or prior to the Closing Date and the $350,000 closing fee that is payable in cash on the Closing Date;

(j)            searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Lender to clear chain of title and to determine filings that need to be made in order to perfect the Lender’s security interest in the Intellectual Property;

(k)           subject to Section 7.13, in the case of any personal property Collateral located at premises leased by a Loan Party, such estoppel letters, consents and waivers from the landlords of such real property to the extent required to be delivered hereunder (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Lender);

(l)            to the extent required to be delivered, filed, registered or recorded, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Lender’s and the Lender’ security interest in the Collateral;

(m)          subject to Section 7.13 and Section 5.9, Qualifying Control Agreements reasonably satisfactory to the Lender;

(n)          subject to Section 7.13, Wallet Security Agreements for each Wallet;

(o)          subject to Section 7.13, the Lender shall have received certificates evidencing liability, casualty and property insurance meeting the requirements set forth herein or in the other Loan Documents;

(p)          the Lender shall have received a solvency certificate signed by a Responsible Officer of each Loan Party as to the financial condition, solvency and related matters of the Loan Parties, after giving effect to the Loan under the Loan Documents and the other transactions contemplated hereby;

(q)          the Borrower shall have provided to the Lender, and the Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;

(r)           (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to the Lender pursuant hereto or thereto on or prior to the date hereof are true and correct in all material respects (except that such materiality qualifier shall not be applicable to representations and warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall have been true and correct on such earlier date, and (ii) no Default or Event of Default shall have occurred and be continuing on the Closing Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms;

(s)          NYDIG Document Transactions shall have been consummated;

(t)           [reserved];

(u)          USDG shall have not less than $2,000,000 in Liquidity;

(v)          Asset Purchase Agreement Transactions shall have been consummated; and

(w)          Certification from a Responsible Officer as to satisfaction of conditions set forth in clauses (r) – (v) above.

4.	GUARANTY

4.1          The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Lender for the benefit of the Lender as hereinafter provided, as primary obligor and not as surety, the prompt payment of all Obligations in full when due (whether at stated maturity, by acceleration or otherwise) strictly in accordance with the terms thereof. Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, by acceleration or otherwise), Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.2          Obligations Unconditional. The Obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full of the Obligations), it being the intent of this Section 4.2 that the Obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that any right of subrogation, indemnity, reimbursement or contribution it may have against Borrower or any other Guarantor for amounts paid under this Section 4 shall be subordinate and subject in right of payment to the Obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of subrogation, indemnity, reimbursement or contribution until the applicable Termination Date shall have occurred. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above: (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived; (b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted; (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with; (d) any Lien granted to, or in favor of, the Lender as security for any of the Obligations shall fail to attach or be perfected or if there shall be any exchange or release of any security interest in any collateral; or (e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

The liability of the Guarantors under this Section 4 shall be absolute, irrevocable and unconditional irrespective of (a) any lack of validity, regularity or enforceability of the Loan Agreement or any other Loan Document, (b) any lack of validity, regulatory or enforceability of this guaranty, (c) any failure on the part of the Lender or any other Person to exercise, or delay in exercising, any right under the Loan Agreement or any other Loan Document or (d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower, the Guarantors or any other guarantor with respect to the Obligations, this Guaranty and the obligations of the Guarantors under this guaranty (including, without limitation, all defenses based on suretyship or impairment of collateral, and all defenses that Borrower may assert to the repayment of the Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction, and usury).

The Guarantors hereby agree that if Borrower or any other guarantor of all or a portion of the Obligations is the subject of a bankruptcy or similar case under any Debtor Relief Laws, it will not assert the pendency of such case or any order entered therein as a defense to the timely payment of the Obligations. The Guarantors hereby waive notice of or proof of reliance by the Lender upon this Guaranty, and the Obligations shall conclusively be deemed to have been created, contracted, incurred, renewed, extended, amended or reduced (as to Borrower only) in reliance upon this Guaranty.

With respect to its Obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

The guarantee in Section 4.1 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Notwithstanding anything to the contrary in this Agreement, except as set forth in the proviso hereof and the next sentence, recourse against any Limited Recourse Guarantor in respect of any amount payable under this Agreement shall be limited solely to Collateral; provided that each Limited Recourse Guarantor shall be fully liable to the Lender for any deficiency, loss or damage suffered by the Lender as a result of any sale, transfer or other disposal by any Limited Recourse Guarantor of any interest in, or any Lien or encumbrance created by any Limited Recourse Guarantor upon or with respect to, the Collateral that is not permitted under this Agreement. In addition, each Guarantor (including each Limited Recourse Guarantor) shall be liable for Lender Expenses if any Limited Recourse Guarantor fails to perform any agreement contained herein or any other Loan Document or any Limited Recourse Guarantor fails to turn over to the Lender, or provide Lender with access to (but without having the Lender to incur any costs related to such access), any portion of Collateral following an Event of Default.

4.3          Reinstatement.

The Obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceeding under any Debtor Relief Law or otherwise.

4.4          Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Lender, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 10.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10.1) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their Obligations hereunder are secured in accordance with the terms of this Agreement and the other Loan Documents and that the Lender may exercise their remedies thereunder in accordance with the terms hereof and thereof.

4.5          Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Requirement of Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the applicable Termination Date shall have occurred.

5.	COLLATERAL

5.1          Grant of Security Interest. Each Loan Party hereby grants the Lender, for the ratable benefit of the Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest (the “Security Interest”) in, and pledges to the Lender, for the ratable benefit of the Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising. For clarity, any reference to “the Lender’s Lien” or any granting of collateral to the Lender in this Agreement or any Loan Document means the Lien granted to the Lender. All rights of the Lender hereunder, the Security Interest, the grant of a security interest in the pledged Collateral and all obligations of each Loan Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of this Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from this Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance (other than payment in full of the Obligations) that might otherwise constitute a defense available to, or a discharge of, any Loan Party in respect of the Obligations or this Agreement.

5.2          Perfection of Security Interest. Subject to the limitations set forth herein and in the other Loan Documents, each Loan Party shall take all action that the Lender may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of the Lender’s security interest in and Lien on the Collateral to the extent such perfection and priority are contemplated herein or under any other Loan Document, or to enable the Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, executing and delivering financing statements, instruments of pledge and other documents as the Lender may reasonably request, in each case in form and substance reasonably satisfactory to the Lender, relating to the creation, validity, perfection, maintenance or continuation of the Lender’s Lien granted hereunder under the Code or other applicable to the extent contemplated by this Agreement and the other Loan Documents. By its signature hereto, each Loan Party hereby authorizes the Lender to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Code in form and substance reasonably satisfactory to the Lender (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party). The Lender is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office the Notice of Grant of Security Interest in Intellectual Property in the form acceptable to the Lender in its sole discretion and such other documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by the Loan Party in such Loan Party’s Patents, Trademarks and Copyrights, without the signature of such Loan Party, and naming such Loan Party or the Loan Parties, as debtors and the Lender as secured party.

5.3          Chattel Paper. To the extent any Loan Party holds or obtains any chattel paper that is Collateral with an amount payable thereunder or in connection therewith in excess of $10,000, the Borrower will promptly (i) deliver to the Lender all such tangible chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment and (ii) upon the Lender’s request, take commercially reasonable steps necessary to provide the Lender with “control” as defined in the Code of all such electronic chattel paper, by having the Lender identified as the assignee of the records(s) (as defined in the Code) pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the Code. Upon the Lender’s written request, the Loan Party will mark conspicuously all such chattel paper with a legend indicating that such chattel paper is subject to the Lender’s Lien.

5.4          Instruments. Each Loan Party will promptly deliver to the Lender all instruments that are Collateral with an amount payable thereunder in excess of $10,000 it holds or obtains, duly endorsed and accompanied by duly executed instruments of transfer or assignment.

5.5          Pledged Equity Interests.

(a)          Each Loan Party will promptly deliver to the Lender all Equity Interests included in the Collateral that are evidenced by a certificate it holds, accompanied by duly executed stock powers or instruments of transfer in blank. Each Loan Party that is an issuer of the Equity Interests pledged hereunder confirms that it has received notice of the security interest granted hereunder and consents to such security interest and agrees to transfer record ownership of the securities issued by it in connection with any request by the Lender, if an Event of Default has occurred and is continuing.

(b)          Unless and until an Event of Default shall have occurred and be continuing each Loan Party shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of such Equity Interests or any part thereof for any purpose not prohibited by the terms of this Agreement or the other Loan Documents.

(c)          With respect to an uncertificated security included in the Collateral held by any Loan Party, such Loan Party shall promptly (but in any event within five (5) Business Days) execute, and cause the issuer of such uncertificated security to duly authorize, execute and deliver to the Lender, an agreement reasonably satisfactory in form and substance to the Lender pursuant to which such issuer agrees to comply with any and all instructions originated by the Lender without further consent by such Loan Party and not to comply with instructions regarding such uncertificated security (and any partnership interests and limited liability company interests issued by such issuer) originated by any other Person other than a court of competent jurisdiction.

5.6          Letters of Credit. Each Loan Party will provide the Lender with prompt notice if it shall obtain any letter-of-credit rights that is Collateral in excess of $10,000 and, upon the Lender’s written request, use commercially reasonable efforts to cause the Lender to obtain “control” (as defined in the Code) of such letter-of-credit-rights constituting Collateral (excluding any letter-of-credit rights that are supporting obligations in which a security interest may be perfected by filing a Code financing statement) in a manner reasonably acceptable to the Lender.

5.7          Intellectual Property. If any Loan Party acquires ownership of any new or additional issued or applied for United States federal Patent, registered or applied for United States Trademark or registered United States federal Copyright, in each case, that is Collateral, the Loan Party shall give to the Lender written notice thereof following the end of the fiscal quarter in which such new or additional issued or applied for United States federal Patent, registered or applied for United States Trademark or registered United States federal Copyright were acquired not later than the day on which financial statements are delivered with respect to such fiscal quarter pursuant to Section 7.2(a) or (b), and shall deliver a Notice of Grant of Security Interest in Intellectual Property. Each Loan Party shall with respect to the following to the extent it is Collateral: (a) prosecute diligently any copyright, patent or trademark application at any time pending in the name of such Loan Party; (b) make application for registration or issuance of all new copyrights, patents and trademarks owned by such Loan Party as reasonably deemed appropriate by such Loan Party; and (c) preserve and maintain all rights in the Intellectual Property owned by such Loan Party, in each case, where the failure to do so could reasonably be expected to have a Material Adverse Effect. For the purpose of enabling the Lender to exercise rights and remedies under this Agreement at such time as the Lender shall be lawfully entitled to exercise such rights and remedies under this Agreement, each Loan Party hereby grants to the Lender a nonexclusive, irrevocable license (exercisable without payment of royalty or other compensation to any such Loan Party) to use or sublicense any of the Collateral now owned or hereafter acquired by such Loan Party that constitutes Intellectual Property and license rights included in the General Intangibles, wherever the same may be located, and including in such license, solely to the extent necessary to exercise such rights and remedies, reasonable access to media in which any of the licensed items may be recorded or stored and to all computer software used for the compilation or printout thereof.

5.8          Commercial Tort Claims. If any Loan Party shall hold a commercial tort claim that is Collateral in an amount reasonably estimated by such Loan Party to be equal to or exceed $10,000, the Borrower shall promptly notify the Lender thereof in a writing signed by such Loan Party, including a summary description of such claim, and grant to the Lender in writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to include a supplement to Schedule 2 hereto and be in form and substance reasonably satisfactory to the Lender.

5.9          Deposit Accounts. Each Loan Party shall enter into a Qualifying Control Agreements (each, an “Account Control Agreement”), with the Lender and any bank with which such Loan Party maintains a deposit account on the Closing Date (other than Excluded Deposit Accounts) with respect to each such deposit account (within thirty (30) days after the Closing Date (or such longer period as the Lender may agree). In addition, the Loan Parties shall enter into an Account Control Agreement with respect to any new deposit account (other than Excluded Deposit Accounts) opened or acquired after the Closing Date within thirty (30) days (or such longer period as the Lender may agree) after such account is established or acquired.

6.	REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants as follows:

6.1          Due Organization, Authorization, Power and Authority.

(a)          Such Loan Party (i) is duly organized or formed, validly existing and in good standing as a Registered Organization in its jurisdiction of formation, (ii) has all requisite power and authority and all requisite governmental licenses, permits, registrations, authorizations, consents and approvals to (x) own or lease its assets and carry on its business, and (y) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) is duly qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property and other assets or business which it is engaged in requires that it be qualified except, in the case of this clause (iii), where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The copy of the Operating Documents of each Loan Party provided to the Lender pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

(b)          The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of such Loan Party’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and filings necessary to perfect the security interests granted hereunder), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Loan Party is bound. Except as set forth on Schedule 1, no Loan Party is in default under any material agreement to which it is a party or by which it is bound.

(c)          No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i)  the grant by any Loan Party of the Liens granted by it pursuant to the Loan Documents, (ii) the perfection or maintenance of the Liens created under the Loan Documents (including the first priority nature thereof) or (iii) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, other than (x) authorizations, approvals, actions, notices and filings which have been duly obtained and (y) filings to perfect the Liens created by the Loan Documents.

(d)          This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against the Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity.

6.2          Collateral.

(a)          Each Loan Party has good title to, rights in, and the power to pledge each item of the Collateral upon which it purports to grant a Lien under this Agreement and the other Loan Documents, free and clear of Liens except, Permitted Liens. Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, in each case free and clear of Liens prohibited by this Agreement.

(b)          On the Closing Date, each Loan Party has delivered to the Lender a completed Perfection Certificate signed by such Loan Party. As of the date hereof (i) such Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof, (ii) such Loan Party is an organization of the type and is organized or incorporated in the jurisdiction set forth in the Perfection Certificate, (iii) the Perfection Certificate accurately sets forth such Loan Party’s organizational identification number or accurately states that such Loan Party has none, (iv) the Perfection Certificate accurately sets forth such Loan Party’s place of business, or, if more than one, its chief executive office as well as such Loan Party’s mailing address (if different than its chief executive office), (v) such Loan Party (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction and (vi) all other information set forth on the Perfection Certificate pertaining to such Loan Party is true and correct in all material respects.

(c)          The Code financing statements or other appropriate filings, recordings or registrations containing a description of the Collateral have been prepared based upon the information set forth in the Perfection Certificate and constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Collateral consisting of United States Patents, United States Trademarks and United States registered Copyrights) that are necessary as of the Closing Date to establish a valid and perfected security interest in favor of the Lender, for the benefit of the Lender, in respect of the Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof). The Notices of Grant of Security Interest in Intellectual Property executed by the applicable Loan Parties containing descriptions of all Collateral that consists of material United States federally issued Patents (and material Patents for which United States federal registration applications are pending), material United States federally registered Trademarks (and material Trademarks for which United States federal registration applications are pending) and material United States federally registered Copyrights (i) have been delivered to the Lender for recording with the United States Patent and Trademark Office and the United States Copyright Office, and (ii) are sufficient to protect the validity of and to establish a legal, valid and perfected security interest (or, in the case of Patents and Trademarks, notice thereof) in favor of the Lender, for the benefit of the Lender, in respect of all Collateral consisting of such Intellectual Property as of the Closing Date in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office.

(d)          The Security Interest constitutes (i) a legal and valid security interest in the Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 6.2(c), a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a Code financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Code or other applicable law in such jurisdictions and (iii) subject to the filings described in Section 6.2(c), a security interest that shall be perfected in all Collateral in which a security interest may be perfected upon the receipt and recording of the Notices of Grant of Security Interest in Intellectual Property with the United States Copyright Office. The Security Interest is and shall be prior to any other Lien on any of the Collateral, other than certain statutory Liens.

(e)          As of the date hereof, the Loan Parties do not hold commercial tort claims in the aggregate reasonably estimated to be equal to or in excess of $10,000 except as set forth on Schedule 2 hereto.

(f)          The Perfection Certificate includes a complete and accurate list as of the date hereof of (i) all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e., voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof, except as contemplated in connection with the Loan Documents.

(g)          The Perfection Certificate includes a complete and accurate list of all Intellectual Property (including all applications for registration and issuance) owned by and a list of all material licensed Intellectual Property licensed by or to each of the Loan Parties (including the name/title of the property, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Lender).

(h)          The Perfection Certificate includes a complete and accurate description of all documents, instruments, and tangible chattel paper (each, as defined in the Code) of the Loan Parties (including the Loan Party owning such documents, instruments, and tangible chattel paper and such other information as reasonably requested by the Lender).

(i)          The Perfection Certificate includes a complete and accurate description of all deposit accounts and securities accounts of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of a deposit account, the depository institution and whether such account is a zero balance account or a payroll account, and (C) in the case of a securities account, the securities intermediary or issuer, as applicable.

(j)          The Perfection Certificate includes a complete and accurate description of all Electronic Chattel Paper (as defined in the Code) and Letter-of-Credit Rights (as defined in the Code) of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of Electronic Chattel Paper (as defined in the Code), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the Code), the issuer or nominated person, as applicable.

(k)          The Perfection Certificate includes a complete and accurate list of (i) all pledged securities and (ii) all other Equity Interests required to be pledged to the Lender pursuant to the Loan Documents (in each case, detailing the Loan Party, the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e., voting, non-voting, preferred, etc.)).

(l)          [reserved].

(m)          The Loan Party owns, licenses or otherwise has a valid right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses and other intellectual property rights that are material to the operation of their respective businesses. To the knowledge of each Loan Party, neither the operation of the business, nor any product, service, process, method, substance, part or other material now used, or now contemplated to be used, by any Loan Party infringes, misappropriates, dilutes or otherwise violates in any material respect upon any rights held by any other Person. Except as set forth on Schedule 4, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Loan Party, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of any Loan Party, there has been no unauthorized use, access, interruption, modification, corruption or malfunction of any information technology assets or systems (or any information or transactions stored or contained therein or transmitted thereby) owned or used by any Loan Party, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.3          Litigation. Except as disclosed on Schedule 4, there are no actions, suits, investigations, proceedings, claims or disputes pending, or, to the knowledge of the Loan Parties, threatened or contemplated in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.4          Financial Statements. The consolidated financial statements for Borrower delivered to the Lender in connection with the Loan Documents or pursuant to Section 7.2(a) or 7.2(b) (a) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (b) fairly present in all material respects the consolidated financial condition of the Borrower and each of its Subsidiaries as of the date thereof and their results of operations, cash flows and shareholders’ or members’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (c) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and each of its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

6.5          Solvency. On the Closing Date, USDG, on a consolidated basis with its Subsidiaries, both before and after giving effect to the borrowing of the Loan on the Closing Date and the application of the proceeds thereof, is Solvent. On the Closing Date, the Borrower, both before and after giving effect to the borrowing of the Loan on the Closing Date and the application of the proceeds thereof, is Solvent.

6.6          Regulatory Compliance. Neither any Loan Party nor any of its Subsidiaries is an “investment company” required to be registered under the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations U and X of the Federal Reserve Board of Governors). Following the application of the proceeds of the Loan, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of USDG and each of its Subsidiaries on a consolidated basis) will be margin stock. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, or subject to regulation under the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act. Each Loan Party has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent such failure to so obtain, make or give such consents, approvals, authorizations, declarations, filings or notices could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties is in compliance with all Requirements of Law, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect. No Loan Party is an Affected Financial Institution. No Loan Party is a Covered Entity.

6.7          Tax Returns and Payments. Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP (such taxes, “Contested Taxes”). There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Loan Party and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate in all material respects.

6.8          Full Disclosure. The Loan Parties and their Subsidiaries have disclosed to the Lender all material agreements, instruments and corporate or other restrictions to which any Loan Party or any of its Subsidiaries or any other Loan Party is subject and there is no material fact known to any Responsible Officer of a Loan Party or any employee, the Lender or representative of any Loan Party that is communicating with the Lender in connection with the transactions (other than matters of a general economic or industry nature) that has not been disclosed to the Lender. No representation, warranty or other statement of any Loan Party in any certificate or written statement submitted to the Lender in connection with the Loan Documents (other than any projections, forecasts, other forward looking information and information of a general or industry specific nature), as of the date such representation, warranty, or other statement was made, taken together with all other such representations, warranties, certificates and written statements submitted to the Lender, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein taken as a whole not materially misleading in light of the circumstances under which they were made (provided that with respect to projections and forecasts provided by any Loan Party, the Loan Parties represent only that they were prepared in good faith based upon assumptions believe to be reasonable at the time made; it being recognized by the Lender that such projections and forecasts are not viewed as facts and that actual results during the period or periods covered thereby may differ from the projected or forecasted results).

6.9          Sanctions Concerns Etc.

(a)          No Loan Party or any of its Subsidiaries or, to the knowledge of the any Loan Party, any director, officer, employee of any Loan Party or any of its Subsidiaries is an individual or an entity that is (i) a Sanctioned Person or (ii) located, organized or resident in a Designated Jurisdiction. Each Loan Party and each of its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions. No Loan Party nor Subsidiary (i) has violated, been found in violation of, or been charged or convicted under, any applicable Sanctions or (ii) to the knowledge of the Loan Parties and their Subsidiaries, is under investigation by any Governmental Authority for possible violation of any Sanctions. The Loan and the use of proceeds thereof will not violate applicable Sanctions.

(b)          The Loan Parties and their Subsidiaries have conducted their business in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. No Loan Party nor Subsidiary (i) has violated, been found in violation of, or been charged or convicted under, any applicable Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the knowledge of the Loan Parties and their Subsidiaries, is under investigation by any Governmental Authority for possible violation of any Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)          No part of the proceeds from any Loan hereunder:

(i)            will be used by the Loan Parties or their Subsidiaries, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Sanctioned Person, (B) for any purpose that would cause the Lender to be in violation of any Sanctions or (C) otherwise in violation of any Sanctions;

(ii)           will be used, directly or indirectly, in violation of, or cause the Lender to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)          will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any official of any Governmental Authority or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause the Lender to be in violation of, any applicable Anti-Corruption Laws.

6.10       [Reserved].

6.11       No Default. After giving effect to this Agreement and the NYDIG Credit Transaction, no Default or Event of Default has occurred and is continuing, or would result from, the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.12       Environmental Law. Except as could not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect on any of the Loan Parties or any of their respective Subsidiaries:

(i)          (A) None of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (B) there are no, and to the knowledge of the Loan Parties and their Subsidiaries never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries; (C) there is no and there has never been any asbestos or asbestos-containing material on, at or in any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries, except for asbestos or asbestos containing materials encapsulated in building materials and not friable or in a condition likely to lead to the exposure of persons to such material; (D) Hazardous Materials have not been released on, at, under or from) any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries; and (E) no Loan Party or any of its Subsidiaries is subject to any Environmental Liability or knows of any facts or circumstances that could reasonably be expected to give rise to any Environmental Liability;

(ii)          (A) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (B) all Hazardous Materials generated, used, treated, handled or stored at, or transported by any Loan Party to or from, any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which could not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries;

(iii)          The Loan Parties and their respective Subsidiaries: (A) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws and have not incurred any liability under any Environmental Laws; (B) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (C) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; (D) to the extent within the control of the Loan Parties and their respective Subsidiaries, will timely renew and comply with each of their Environmental Permits and any additional Environmental permits that may be required of any of them without material expense, and timely comply with any current, future or potential Environmental Law without material expense; and (E) are not aware of any requirements proposed for adoption or implementation under any Environmental Law.

 6.13       Each Loan Party and each of its Subsidiaries (and their properties) are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty and property coverage of the Loan Parties as in effect on the Closing Date complies with the requirements set forth in Section 7.4 of this Agreement.

6.14       Private Placement Representations.

(a)          None of the Loan Parties nor any of their affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) has, directly or through any the Lender, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the making of any Loan in a manner that would require registration of the Loan under the Securities Act.

(b)          None of the Loan Parties, any of their affiliates nor any other person acting on its or their behalf has solicited offers for, or offered, sold or assigned, any Loan by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(c)          It is not necessary, in connection with the making of Loan in the manner contemplated by this Agreement to register the Loan under the Securities Act or to qualify this Agreement under the Trust Indenture Act of 1939, as amended.

6.15       Compliance with ERISA; Labor Matters.

(a)           Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan and Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Requirements of Law and applicable foreign laws, respectively.

(b)          (i) No ERISA Event or similar event with respect to a Foreign Plan has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 3.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)          There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party as of the Closing Date and neither the Borrower nor any other Loan Party has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.

6.16          Loan.

Neither (a) any equipment or asset purchased using proceeds of the Original Loan or the Loan nor (b) any Crypto Assets that is Collateral, in each case, are or shall be subject to any Lien or security interest in favor of any person other than the Lender.

7.	AFFIRMATIVE COVENANTS

Until the applicable Termination Date, the Loan Parties shall do all of the following:

7.1          Existence; Business and Properties; Laws; Etc..

(a)          Maintain its legal existence and good standing in their respective jurisdictions of formation except in a transaction permitted by Section 8.1 or, other than with respect to any Loan Party. The Loan Party shall maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

(b)          Obtain all of the Governmental Approvals necessary for the performance by such Loan Party of its obligations under the Loan Documents to which it is a party and the grant of a security interest to the Lender, for the ratable benefit of the Lender, in the Collateral.

(c)           Comply, and cause its Subsidiaries to comply, with all Requirements of Law, except in each case in such instances in which (i) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)          Do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times.

(e)          Each Loan Party will, and will cause each of its Subsidiaries to, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect (a) comply with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required pursuant to Environmental Laws for the facilities or operations of the Loan Parties or any of their Subsidiaries, and (c) to the extent required by Environmental Laws, conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of any Loan Party or any of its Subsidiaries.

(f)           Conduct its business in compliance in all material respects with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions and, maintain policies and procedures designed to promote and achieve compliance with such Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(g)          Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(h)          Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, obtain and renew all Environmental Permits necessary for its operations and properties, and not incur any material liability under any Environmental Law.

7.2          Financial Statements, Reports and Notices. Provide the Lender (for prompt distribution to the Lender) with the following:

(a)           Quarterly Financial Statements; Monthly Financial Statements.

(i)            as soon as available and in any event within forty five (45) days after the end of each fiscal quarter that is also not the last fiscal quarter of a Fiscal Year of each Fiscal Year of the Borrower (A) beginning with the fiscal quarter ending March 31, 2023, unaudited balance sheet of the Borrower as of the end of such fiscal quarter and statements of operations and cash flow and shareholders’ or members’ equity of the Borrower for such fiscal quarter, all in reasonable detail and certified by a Responsible Officer of Borrower as presenting fairly in all material respects the financial condition and results of operation of the Borrower in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and (B) beginning with the financial statements delivered as of and for the fiscal quarter ending March 31, 2024, for each such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year all in reasonable detail.

(ii)           as soon as available and in any event within forty five (45) days after the end of each fiscal quarter that is also not the last fiscal quarter of a Fiscal Year of each Fiscal Year of USDG or, following the Qualifying IPO, the Parent Company (A) beginning with the fiscal quarter ending March 31, 2023, an unaudited consolidated and consolidating balance sheet of USDG and its Subsidiaries or, following the Qualifying IPO, the Parent Company and its Subsidiaries as of the end of such fiscal quarter and consolidated and consolidating statements of operations and cash flow and shareholders’ or members’ equity of USDG or the Parent Company, as the case may be, for such fiscal quarter, all in reasonable detail and certified by a Responsible Officer of USDG or the Parent Company, as the case may be, as presenting fairly in all material respects the financial condition and results of operation of USDG or the Parent Company, as the case may be, and such entity’s Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and (B) beginning with the financial statements delivered as of and for the fiscal quarter ending March 31, 2024, for each such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year all in reasonable detail.

(iii)          as soon as available, but in any event within thirty (30) days after the end of each month of each fiscal quarter of the Borrower (commencing with the fiscal month ending February 28, 2023), an unaudited balance sheet of the Borrower as of the end of such month and consolidated and consolidating statements of operations and cash flow and shareholders’ or members’ equity of the Borrower for such month and for the portion of the Borrower’s fiscal year than ended, all in reasonable detail and certified by a Responsible Officer of Borrower as presenting fairly in all material respects the financial condition and results of operation of the Borrower in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes.

(b)          Annual Financial Statements.

(i)            As soon as available and in any event within one hundred and twenty (120) days after the end of each Fiscal Year commencing with the Fiscal Year ending June 30, 2023, a copy of the unaudited balance sheet of the Borrower, and the related audited statements of operations, stockholders’ equity and cash flow of the Borrower for such Fiscal Year, and, beginning with the Fiscal Year ending June 30, 2023, setting forth in each case in comparative form the figures for the previous Fiscal Year, prepared in accordance with GAAP, consistently applied, together with an unqualified opinion from an independent public accountant reasonably acceptable to the Lender.

(ii)           as soon as available and in any event within one hundred and twenty (120) after the end of each Fiscal Year commencing with the Fiscal Year ending June 30, 2023 or, following the Qualifying IPO, December 31, 2023, a copy of the audited consolidated and consolidating balance sheet of USDG and its Subsidiaries or, following the Qualifying IPO, the Parent Company and its Subsidiaries, and the related audited consolidated and consolidating statements of operations, stockholders’ equity and cash flow of the Loan Parties for such Fiscal Year, and, beginning with the Fiscal Year ending June 30, 2023 or, following the Qualifying IPO, December 31, 2023, setting forth in each case in comparative form the figures for the previous Fiscal Year, prepared in accordance with GAAP, consistently applied, together with an unqualified opinion from an independent public accountant reasonably acceptable to the Lender.

Notwithstanding the foregoing, the obligations in paragraphs (a)(ii) and (b)(ii) of this Section 7.1 may be satisfied by furnishing the applicable financial statements of Parent Company, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 7.1(b)(ii), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards subject, to the extent applicable, to the limitations set forth in Section 7.1(b)(ii).

(c)           Compliance Certificate. Concurrently with the delivery of the financial information pursuant to Sections 7.2(a)(i), 7.2(a)(ii), 7.2(b), a Compliance Certificate (in the form annexed hereto as Exhibit C) certifying that no Default or Event of Default has occurred and is continuing (or, if a Default or Event of Default has occurred, specifying the details of such Default or Event of Default and the action that the applicable Loan Party has taken or proposes to take with respect thereto).

(d)          Monthly Certificate. Within fifteen (15) days after the end of each fiscal month, commencing with March 2023, a certificate of a Responsible Officer of Borrower (in the form annexed hereto as Exhibit D), certifying compliance with Section 8.18 for such month and setting forth a calculation of (i) the Hash Rate performed by the Borrower for such month, (ii) Net Monthly Cash Flow (together with back-up detail and calculation thereof) for such month, (iii) Liquidity for each day of such month and (v) the SG&A for such month.

(e)           As soon as available, and in any event within 30 days after the end of each fiscal month of the Loan Parties and their Subsidiaries, commencing with the fiscal month ending February 28, 2023, each of the following reports, in a form reasonably acceptable to the Lender: (i) report on earned “hosting fees”; (ii) transaction details with respect to Bitcoin revenue and trades; (iii) invoices, account statements or similar documents from the power provider or hosting facility, as the case may be; (iv) monthly accounts receivable aging reports and monthly accounts payable aging reports and (v) a copies of the monthly bank statements.

(f)           Annual Operating Budget. On or prior to the Closing Date deliver a projection (on a monthly basis) of the Borrower’s SG&A for 2023 for the Lender’s approval and which shall be in form and substance acceptable to the Lender and thereafter as soon as available, and in any event no later than 90-days after the end of each Fiscal Year, commencing with the Fiscal Year ending June 30, 2023, a projection (on a monthly basis) of the Borrower’s SG&A for the next fiscal year for the Lender’s approval and which shall be in form and substance acceptable to the Lender.

(g)          Other Statements. Promptly after delivery, copies of all material statements, reports and notices (other than administrative communications) made available to Borrower’s security holders. Promptly upon receipt thereof, copies of all management letters submitted to the Borrower or any other Loan Party by independent auditors in connection with each annual audit made by such auditors of the books of the Borrower or any other Loan Party.

(h)          SEC Filings. Promptly after the same become publicly available, copies of all periodic and other publicly available reports or proxy statements publicly filed with the SEC.

(i)            Legal Action Notice; Material Adverse Events. Promptly after knowledge thereof by a Responsible Officer of any Loan Party (but in no case more than two (2) Business Days thereafter), (i) a report of any legal actions or governmental proceeding (including, without limitation, pursuant to any applicable Environmental Laws) pending or threatened in writing against any Loan Party or a Subsidiary of a Loan Party, or the occurrence of any other event, that could reasonably be expected to either have a Material Adverse Effect or a claim in excess of (x) $200,000 with respect to any Loan Party (other than the Parent Company) and (y) $1,000,000 with respect to the Parent Company or (ii) of the occurrence of any ERISA Event or similar event with respect to a Foreign Plan that would reasonably be expected to have either a Material Adverse Effect or result in a Lien not permitted by Section 8.3 on the property, assets or revenues of any Loan Party.

(j)            Notice of Default. Promptly after knowledge thereof by a Responsible Officer of any Loan Party (but in no case more than two (2) Business Days thereafter), notice of the occurrence of any Default or Event of Default setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto.

(k)           Beneficial Ownership Information. Prompt written notice of any changes to the beneficial ownership information provided to the Lender prior to the Closing Date, other than as a result of the consummation of the Qualified IPO. Promptly following any request therefor, information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and Beneficial Ownership Regulation. Borrower understands and acknowledges that Lender relies on such true and accurate beneficial ownership information to meet the Lender’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;

(l)            Changes in Information. Within ten (10) days prior to any merger, consolidation, dissolution or other change in entity structure of any Loan Party or any of its Subsidiaries permitted pursuant to the terms hereof (or such extended period of time as agreed to by the Lender), provide notice of such change in entity structure to the Lender, along with such other information as reasonably requested by the Lender. Provide notice to the Lender, not less than ten (10) days prior (or such extended period of time as agreed to by the Lender) prompt written notice of (i)  any change of its jurisdiction of organization, (ii) any change of its organizational type, (iii) any change of its legal name, (iv) any change of its principal place of business or chief executive office or (v) any change in any organizational number (if any) assigned by its jurisdiction of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made, or shall be made substantially concurrently therewith, under the Code or otherwise that are required in order for the Lender to continue at all times following such change to have a valid, legal, and perfected security interest in all the Collateral as contemplated by the Loan Documents. Concurrently with the delivery of the Compliance Certificate referred to in Section 7.1(c) required to be delivered with the financial statements referred to in Sections 7.1(a)(i) or (b), the Loan Parties shall deliver to the Lender an officer’s certificate either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent Perfection Certificate supplement delivered pursuant to this Section 7.2(k) and/or identifying such changes.

(m)          Concurrently with the delivery of each Compliance Certificate referred to in Section 7.2(c) required to be delivered with the financial statements referred to in Sections 7.2(a)(i), 7.2(a)(ii) or (b), a certificate (which may be included in such Compliance Certificate) including the amount of all (i) Restricted Payments made during such applicable period, (ii) Investments made during such applicable period, (iii) Asset Sales made during such applicable period, and (iv) Equity Interests issued during such period.

(n)          of any resignation by or replacement of the Borrower’s auditors.

(o)          Other Information. Other information reasonably requested by the Lender.

7.3          Taxes. Pay, and require each of its Subsidiaries to pay, all federal, state, local and foreign Taxes owed by Borrower and each of its Subsidiaries before the same shall become delinquent, except (i) for deferred payment of any Contested Taxes or (ii) to the extent the failure to pay such Taxes could not reasonably be expected to have a Material Adverse Effect.

7.4          Insurance.

(a)          At their sole cost and expense, maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts (giving effect to self-insurance) and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses, and cause the Lender to be listed as a co-loss payee on property policies with respect to Collateral and as an additional insured on general liability policies. Borrower agrees to deliver to the Lender evidence of compliance with this Section 7.4(a), including any requested copies of policies, certificates and endorsements, on an annual basis and from time to time upon the Lender’s request. If any Loan Party fails to obtain insurance as required under this Section 7.4 or to pay any amount or furnish any required proof of payment to third persons and the Lender, the Lender may make all or part of such payment or obtain such insurance policies required in this Section 7.4, and take any action under such policies the Lender deems prudent and consistent with the provisions of the Loan Documents.

(b)          Bear the entire risk of loss, theft, damage to or destruction of the Collateral (including any condemnation, seizure, or requisition of title or use) (collectively, a “Casualty Event”). No Casualty Event shall relieve Borrower from any Obligation hereunder. Borrower shall promptly notify the Lender of any insurance claim or any Casualty Event resulting in $50,000 or more of damage to Collateral, and inform them of the circumstances and extent of the Casualty Event. Any Net Proceeds received by any Loan Party as the result of a Casualty Event with respect to any item of Collateral (including insurance proceeds and proceeds of condemnation or requisition) shall be applied to prepay the Loan in accordance with Section 2.2(f) and the definition of “Net Proceeds.”

7.5          Mining Equipment; Etc..

(a)          Subject to the limitations set forth in Section 7.7, the Loan Parties shall permit any representative that the Lender authorizes, all at the expense of the Borrower, to enter the location where mining equipment included in the Collateral is located at reasonable times and upon reasonable notice to inspect the mining equipment, subject to reasonable limitations placed on entry by the owner of the premises, if different from applicable Loan Party. Such mining equipment shall not constitute, and the Loan Parties shall ensure that it shall not constitute, real property or fixtures and the parties agree that such mining equipment is and shall be removable from, and is not essential to, the premises where such mining equipment is located.

(b)          The Loan Parties agree to provide the Lender with at all times (ii) (reasonable, unintentional outages excepted) “watcher link” view-only access to equipment monitoring software, “Application Programming Interface”, “Bitcoin Mining Pool Account” or similar which shall include, among other things, the hashrate and temperature for each machine constituting the Collateral at any given time, and (ii) account access to Borrower’s Bitcoin exchange or brokerage account, which provides transaction details including Bitcoin revenue and trades.

(c)          The Alpha Facility Miners shall at all times be located at the Alpha Facility, Wolf Hollow or another location that is reasonably acceptable to the Lender.

(d)          The Canaan Miners shall at all times be located at the Alpha Facility or Wolf Hollow.

(e)          The Wolf Hollow Miners shall at all times be located at Wolf Hollow.

(f)           Until the Qualified IPO, with respect to the Deployed Miners, the Borrower shall exclusively utilize Wallet, custody, and trading execution services offered by Lender (or an Affiliate of the Lender), as applicable, solely to the extent the fees required to be paid to the Lender (or an Affiliate of the Lender) in connection with such services are comparable or less than those of a third party and solely to the extent the services to be provided by the Lender (or an Affiliate of the Lender) are if the services are available and are equivalent in quality to similar offerings by a third-party. If such Wallet, custody, and trading execution services are not available or fail to satisfy the criteria set forth in the immediately preceding sentence, Borrower agrees to exclusively utilize Wallet, custody, and trading execution services approved by Lender in Lender’s reasonable discretion. With respect to any such Wallet, subject to Section 7.13, the Borrower shall execute a Wallet Security Agreement in favor of the Lender.

(g)          Loan Parties shall, use their best efforts, to introduce “hosting agreement” customers to Wallet, custody, and trading execution services offered by Lender (or an Affiliate of the Lender) and integrate Lender’s Wallet, custody, and trading execution services into operations as feasible, as applicable.

(h)          Loan Parties shall, use best efforts, to source or otherwise facilitate third-party “hosting agreement” services with respect to “miners” that are owned by the Lender (or an Affiliate of the Lender), as applicable, on a cost only basis.

7.6          Further Assurances.

(a)           Execute any further instruments and take further action as the Lender reasonably requests to perfect or continue the Lender’s Lien in the Collateral to the extent contemplated hereunder or to effect the purposes of this Agreement.

(b)          The Borrower and USDTG shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts that are maintained at all times with depositary institutions as to which the Lender shall have received a Qualifying Control Agreement (other than with respect to Excluded Deposit Accounts)v and (ii) securities accounts that are maintained at all times with financial institutions as to which the Lender shall have received a Qualifying Control Agreement, in each case, subject to Section 5.9.

(c)          Subject to Section 7.13, the Borrower shall maintain all Crypto Assets in a Wallet in the custody and control of the Lender or an Affiliate of the Lender and such Wallet shall at all times be subject to a Wallet Security Agreement in favor of the Lender.

(d)          In the case of (i) each headquarter location of the Loan Parties and each other location where the Loan Parties maintain any books or records (electronic or otherwise, but excluding copies of books or records), in each case, to the extent constituting a property leased by a Loan Party and (ii) any personal property Collateral of a Loan Party located at any other premises not owned by such Loan Party containing personal property Collateral with a value in excess of $50,000, the Loan Parties will, subject to Section 7.13, provide the Lender with such estoppel letters, consents and waivers from the landlords on such real property to the extent requested by the Lender (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Lender).

(e)           Each Loan Party (other than the Borrower) will cause all of its tangible and intangible personal property now owned (or with respect to the Deployed Miners, at any time owned) by it that is Collateral (and proceeds now owned or hereafter acquired of Collateral), and the Borrower will cause all of its tangible and intangible personal property now owned or hereafter acquired by it that is Collateral (and proceeds of Collateral), to be subject at all times to a first priority, perfected Lien (subject to certain statutory Liens) in favor of the Lender for the benefit of the Lender to secure the Obligations and, solely as to Collateral (or proceeds of Collateral), shall provide to the Lender within thirty (30) days (or such extended period of time as agreed to by the Lender) such supporting documentation (in form and substance reasonably satisfactory to the Lender) as the Lender may request to cause such tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien in favor of the Lender for the benefit of the Lender to secure the Obligations.

(f)           On the date of the Qualifying IPO, the Parent Company shall execute the Joinder Agreement in the form annexed to this Agreement as Exhibit E to this Agreement and become a Guarantor hereunder.

7.7          Inspections. Permit any representative that the Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Loan Parties at reasonable times and upon reasonable notice during normal business hours all at the expense of the Borrower; provided that, so long as no Event of Default has occurred and is continuing, such examinations that may be conducted at the Loan Parties cost and expense shall be limited to no more often than four (4) times per fiscal year; provided, further, that in the case of any third-party facility, the Loan Parties shall use commercially reasonable efforts to permit such inspections and examinations, in each case, in accordance with and subject to any landlord waiver, collateral access agreement or other similar agreement then in effect. In addition, any such representative shall have the right to meet with management and officers of the Loan Parties to discuss such books of account and records. In addition, the Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of the Loan Parties concerning significant business issues affecting the Loan Parties. Such consultations shall not unreasonably interfere with the Loan Parties’ business operations.

7.8          Equity Issuance.

(a)          On the Closing Date, USDG shall issue to Lender an aggregate of 2,960,000 shares of USDG’s common stock, $0.00001 par value (the “Closing Date Equity Issuance”), in connection with the transactions contemplated in this Agreement. Equity Interests issued in connection with the Closing Date Equity Issuance shall represent, prior to the Qualifying IPO, 4.5% of USDG’s Securities on a Fully Diluted Basis.

7.9         Board Observer. Until the occurrence of the Qualifying IPO, the Lender shall have the right to send one (1) representative to attend all meetings of the board of director or similar governing body of each Loan Party (and any committees thereof), as applicable, as an observer without the right to vote. Such representative will be entitled to receive copies of all materials prepared for such meetings (or otherwise prepared for the Board). The Loan Parties will reimburse (or cause one or more of its Subsidiaries to reimburse) such observer for all reasonable out-of-pocket expenses incurred in connection with attending such meetings, but none of the Lender or any such observer shall receive any additional compensation or remuneration in respect of such observer’s service.

7.10       Borrower Status as a SPV. So long as any portion of the Loan or any other Obligation remains outstanding, the Borrower shall:

(a)          maintain its own separate books and records and, subject to Section 7.13, bank accounts;

(b)          at all times hold itself out to the public and all other Persons as a legal entity separate from holders of its Equity Interest and any other Person;

(c)          timely file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(d)          not commingle its assets with assets of any other Person;

(e)          conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(f)           maintain separate financial statements;

(g)          pay its own liabilities only out of its own funds;

(h)          maintain an arm's length relationship with its affiliates and holders of its Equity Interest;

(i)           pay the salaries of its own employees, if any;

(j)           not hold out its credit or assets as being available to satisfy the obligations of others;

(k)          allocate fairly and reasonably any shared expenses, including but not limited to overhead for shared office space;

(l)           use separate stationery, invoices and checks;

(m)         except as permitted under the Loan Documents, not pledge or transfer its assets for the benefit of any other Person;

(n)          correct any known misunderstanding regarding its separate identity;

(o)          maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(p)          not acquire any obligations or securities of holders of its Equity Interest;

(q)          cause the officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower; and

(r)           subject to Section 7.13, have an “independent director” who is appointed on terms and conditions reasonably acceptable to the Lender.

Failure of the Borrower, or holders of its Equity Interest on behalf of the Borrower, to comply with any of the foregoing covenants shall not affect the status of the Borrower as a separate legal entity.

7.11       Minimum Uptime.     Cause, and, with respect to mining equipment located at a third-party facility (i.e. a facility that is neither owned nor leased by a Loan Party or a Subsidiary of a Loan Party), use commercially reasonable efforts to cause, all mining equipment once put into use to remain operational and fully utilized at its rated “hash rate” and “rated power” at all times. Cause the Adjusted Uptime for mining equipment located at a facility that is either owned or leased by a Loan Party or a Subsidiary of a Loan Party to be not less than 95% during any fiscal month. In the event of cessation of operations at the Alpha Facility, or the relocation of any mining equipment to another facility in accordance with Section 7.5, there shall be no breach of this Section 7.11 so long as the Loan Parties are using commercially reasonable efforts to cause such mining equipment to comply with the Adjusted Uptime requirements of this Section 7.11.

7.12       Miner Deployment. Cause, on or prior to March 15, 2023, all of the Deployed Miners to be fully installed, put into use to remain operational and fully utilized at the Alpha Facility and/or Wolf Hollow.

7.13       Post-Closing Requirement. The Borrower shall, or shall cause, the following to be completed by each Loan Party by the following dates (as such date may be extended by the Lender):

(a)           On or prior to February 17, 2023, 2747 Buffalo Avenue, LLC and the other Persons party thereto shall have executed the “access” agreement in the form annexed hereto as Exhibit F, together with any changes consented to by Lender in its sole discretion.

(b)          On or prior to February 17, 2023, Lender shall have received Qualifying Control Agreements for each deposit account (other than any Excluded Account) of each Loan Party that exists on the Closing Date.

(c)           On or prior to February 17, 2023, Lender shall have received Wallet Security Agreement for each Wallet of each Loan Party that exists on the Closing Date.

(d)          On or prior to February 17, 2023, Lender shall have received certificates of insurance evidencing liability, casualty and property insurance along with Lender loss payee certificates and endorsement with respect to casualty and property insurance and additional insured certificates and endorsements for liability insurance.

(e)           On or prior to February 9, 2023, Lender shall have received a control agreement from USDG with respect to its Equity Interest in the Borrower and U.S. Data Mining Group, Inc.

(f)           On or prior to February 17, 2023, Borrower shall have an “independent director” who is appointed on terms and conditions reasonably acceptable to the Lender.

(g)          On or prior to February 17, 2023, the Limited Liability Company Agreement of the Borrower shall be amended to comply with the provisions of Section 7.10.

(h)          On or prior to February 17, 2023, the Borrower shall establish a deposit account in its name.

(i)            On or prior to February 17, 2023, the Borrower shall deliver lien searches and complete guaranty and collateral requirements with respect to the Collateral as of the Closing Date, including further assurances (including, without limitation, recording a memorandum of lease, delivery of stock certificates, control agreements for Equity Interests and items required to but not delivered under Section 3.1).

(j)            Loan Parties shall update the schedules attached to Exhibit A as and within three (3) Business Days the "equipment"/"miners" are received.

8.	NEGATIVE COVENANTS

Until the applicable Termination Date, the Loan Parties shall not do any of the following without the prior written consent of the Lender:

8.1          Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any material respect in any business or business activity that is substantially different for any business or business activity engaged in by USDG and its Subsidiaries as of the Closing Date, or reasonably related thereto or a reasonable extension development or expansion or development thereof; (b) liquidate or dissolve; (c) undergo a division (or similar transaction) or (d) permit or suffer any Change in Control, unless prior to or simultaneously with the closing of any such Change in Control transaction, the Termination Date shall occur.

8.2          Mergers or Consolidations. Merge or consolidate with any other Person undergo a division (or similar transaction) unless the Loan Party is the surviving Person or the surviving Person becomes a Loan Party concurrently with the consummation of such merger or consolidation; provided that (i) there shall be no merger or consolidation involving Borrower or USDTG; and (ii) if the merger or consolidation involves a Recourse Loan Party, the surviving Person shall be a Recourse Loan Party. Nothing in this Section 8.2 shall prohibit the consummation of the Qualifying IPO or any of the transactions contemplated by the Merger Agreement, in each case, solely in accordance with the Merger Agreement and related documentation; provided that no Prohibited Transaction shall be permitted.

8.3          Create, incur, allow, or suffer any Lien on any of the Collateral other than Permitted Liens.

8.4          Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of a Loan Party, except for (a) transactions that are upon fair and reasonable terms that are no less favorable to the applicable Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person; provided that prior to the Qualifying IPO, any transaction with any Affiliate (other than those that exist on the Closing Date) shall require the prior written consent of the Lender, (b) reasonable and customary employment and compensation arrangements and benefit plans for officers, consultants and other employees of the Loan Parties and their Subsidiaries entered into or maintained in the ordinary course of business, and (c) reasonable and customary fees and expenses paid to directors in the ordinary course of business.

8.5          Investments.    Make any Investment except (a) Investments in another Loan Party, (b) advances to officers, directors and employees of a Loan Party in an aggregate amount not exceeding $50,000 at any time outstanding, for travel, entertainment, relocation and similar ordinary business purposes, (c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (d) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (e) Investments consisting of the indorsement by any Loan Party of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business, (f) Permitted Investments; (g) Investments that exist on the Closing Date; (h) other Investments in an aggregate outstanding amount not exceeding $500,000, and (i) other than a Prohibited Transaction, Investments made by USDG in connection with the Merger that are required pursuant to the terms of the Merger Agreement (in each case, solely in accordance with the Merger Agreement); provided that (i) no Investments of any Crypto Assets, equity interest of any Loan Party, or Intellectual Property shall be permitted unless such Investments are in a Loan Party, (ii) that the Borrower and USDTG shall not make any Investment other than Permitted Investments, (iii) no Investment of any property or asset that is Collateral shall be permitted into any Person other than the Borrower and (iv) Investments by a Recourse Loan Party into a Limited Recourse Guarantor shall not result in the Investment or transfer of any Collateral in such Limited Recourse Guarantor.

8.6          Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except in respect of (a) general corporate operating and overhead, legal, accounting and other professional fees and expenses of USDG or any Parent Company, or (b) other than a Prohibited Transaction, fees and expenses related to the transactions contemplated by the Merger Agreement that are paid on the date of the Merger (in each case, solely in accordance with the Merger Agreement); provided that (i) no Restricted Payment of any Crypto Assets, equity interest of any Loan Party, or Intellectual Property shall be permitted, (ii) the Borrower and USDTG shall not make any Restricted Payment and (iii) this Section 8.6 shall not prohibit any Restricted Payments by the Limited Recourse Guarantor. Notwithstanding anything to the contrary herein, each Loan Party may pay dividends or make other distributions to its holders of Equity Interest for the payment of (i) the Taxes of its direct or indirect holders of Equity Interests attributable to the income of such Loan Party in respect of which a consolidated, combined, unitary or affiliated return is filed by holders of such Person’s Equity Interest (or such direct or indirect parent) that includes such Loan Party as a member of the group filing provided that no such Restricted Payment shall be made in an amount exceeding the lesser of (A) the Taxes that would have been payable by such Loan Party included in the filing of such return as a stand-alone group (calculated for purposes of this clause (A) as though any entity treated as a disregarded entity, partnership or other flow-through entity for U.S. federal income tax purposes were instead treated as a corporation) and (B) the actual Tax liability (including, for the avoidance of doubt, any estimated Taxes required to be paid in order to avoid a payment for underpayment of taxes) of the consolidated, combined, unitary or affiliated group (assuming that such Loan Party is its only direct Subsidiary). If a Loan Party pays dividends or makes other distributions to its holders of Equity Interest in a tax year pursuant to the previous sentence in an amount that, in the aggregate, exceeds the actual Tax liability for such tax year as assessed by all Governmental Authorities on the consolidated, combined, unitary or affiliated group (assuming that such Loan Party is its only direct Subsidiary) for such tax year (such excesses over the actual Tax liability, the “Excess Tax Payments”), such Excess Tax Payments shall be applied to payments of Taxes for subsequent tax years and reduce dollar-for-dollar the amount permitted to be distributed pursuant to the previous sentence.

8.7          Compliance. Become required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan in a manner that would violate Regulation U or X of the Board of Governors of the Federal Reserve System; fail to comply with any Requirement of Law, if the violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do so; or fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur or withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan, in each case, which could reasonably be expected to have a Material Adverse Effect.

8.8          Operating Documents; Fiscal Year; Changes to Certain Agreements.

(a)          With respect to: (i) the Borrower, amend, modify or change its Operating Documents (other than an amendment after the Closing Date to comply with the provisions of Section 7.10) and (ii) any other Loan Party, amend, modify or change its Operating Documents in a manner materially adverse to the Lender.

(b)          Change its fiscal year from the fiscal year as in effect on the Closing Date without prior written notice to the Lender.

(c)          Amend, modify or change the Merger Agreement in a manner materially adverse to (i) any Loan Party and/or (ii) the Lender.

(d)          Amend, modify or change any contract with any Affiliate or any material contract that exists on the Closing Date in a manner materially adverse to (i) any Loan Party and/or (ii) the Lender.

8.9          Indebtedness

Incur or guaranty any Indebtedness except Permitted Indebtedness; provided that the Borrower and USDTG shall not incur any Indebtedness other than under this Agreement or under clause (i) of the definition of “Permitted Indebtedness”.

8.10       Sale of Assets, Etc.

Conduct any Asset Sale, or enter into any agreement, or otherwise commit, to make any Asset Sale, except:

(a)          USDG may transfer or cause the transfer of assets constituting, or intending to constitute, Collateral of the Borrower to the Borrower;

(b)          any Loan Party (other than the Borrower) may dispose of assets that are worn out or obsolete in the ordinary course of the Loan Parties’ business or determined in good faith by such Person to no longer be used or useful in the operation of the business of such Person; provided that USDTG shall not be permitted to dispose of any portion of the property and asset constituting the Alpha Facility except as provided under clause (e) of this Section 8.10;

(c)          any Loan Party (other than the Borrower) may liquidate (i) Permitted Investments into cash and (ii) Crypto Assets into other Crypto Assets, in each case, in the ordinary course of business;

(d)          the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(e)          the Borrower and USDTG may dispose of the Alpha Facility (but not the Alpha Facility Miners) for cash in an arms’ length transaction for fair market value (as certified by an independent appraisal conducted by an appraisal firm reasonably satisfactory to the Lender) to a Person other than any Affiliate of the Borrower or any other Loan Party; provided that 100% of proceeds of such Asset Sale must repay the Obligations in accordance with Section 2.2(f) (unless the Lender consents in writing to permit reinvestment of such proceeds);

(f)          any Loan Party (other than the Borrower) may sell Inventory (including Cryptocurrency) or, other than Borrower and USDTG, lease equipment in the ordinary course of business; provided that (x) proceeds thereof are not used for any purpose except for Investments permitted under Section 8.5, for purchase of assets that become Collateral, for payment of Obligations and for general corporate purposes of the Loan Parties and (y) USDTG shall not be permitted to dispose of any portion of the property and asset constituting the Alpha Facility except as provided under clause (e) of this Section 8.10;

(g)          Asset Sales constituting the use of cash and cash equivalents in the ordinary course of business; and

(h)          USDG (and from and after the Qualifying IPO, the Parent Company) may transfer or cause the transfer of Equity Interest (other than of USDG or of any other Loan Party).

provided that, notwithstanding anything to the contrary contained herein, in no event shall any Loan Party make any disposition or other asset sale that results in the transfer of ownership (directly or indirectly) of (i) any Crypto Asset (except as set forth in clause (f)), (ii) any Intellectual Property or (iii) Equity Interest of any other Loan Party or (iii) any property or asset that is Collateral by a Recourse Loan Party into a Limited Recourse Guarantor.

8.11          Restrictive Agreements.

Enter into, or permit to exist, or be otherwise subject to, any contract or agreement (including its certificate of incorporation or formation, by-laws, limited liability company operating agreement or partnership agreement) which limits the amount of or otherwise imposes restrictions on (i) the payment by any Subsidiary of any Indebtedness or obligation owed to the Borrower or USDTG, (ii) the guaranty by any Loan Party of the Obligations or (iii) the ability of the Borrower or any Loan Party to grant any Lien on any of its assets or properties to secure the Obligations; provided that the foregoing shall not apply to restrictions and conditions imposed by this Agreement or the Merger Agreement (in each case, solely in accordance with the Merger Agreement and related documentation, provided that no Prohibited Transaction shall be permitted).

8.12          Sale and Leaseback Transactions; Swap Contracts.

(a)          Enter into any Sale and Leaseback Transaction.

(b)          Enter into any Swap Contracts (without having obtained the Lender’s prior written consent, which may be granted or withheld by the Lender in the Lender’s sole discretion).

8.13          Sanctions.

(a)          Directly or indirectly, use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available such Loan or the proceeds of any Loan to any Person, to fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, the Lender, or otherwise) of Sanctions.

(b)          Permit any Loan Party (i) become (including by virtue of being owned or controlled by a Sanctioned Person), own or control a Sanctioned Person or (ii) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of any Loan) with any Person if such investment, dealing or transaction would be in violation of or would cause the Lender (or any affiliate thereof) to be in violation of, or subject to, Sanctions.

8.14        Anti-Corruption and Anti-Money Laundering Laws.

Directly or indirectly, use any Loan or the proceeds of any Loan for any purpose which would breach Anti-Corruption Laws or Anti-Money Laundering Laws.

8.15       [Reserved].

8.16       Covenant of USDG.

So long as any Obligations remain outstanding, USDG (and from and after the Qualifying IPO, the Parent Company) shall not cause or permit the Borrower to:

(a)          guarantee any obligation of any Person, including any Affiliate;

(b)          engage, directly or indirectly, in any business other than the actions required or permitted to be performed under this Agreement;

(c)           incur, create or assume any Indebtedness other than under the Loan Documents or as permitted under the Loan Documents;

(d)          make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Borrower may invest in those Investments permitted under the Loan Documents;

(e)          to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, division, asset sale or transfer of ownership interests other than such activities as are permitted under the Loan Documents; and

(f)           form, acquire or hold any Subsidiary (whether corporate, partnership, limited liability company or other entity);

(g)          issue, sell or otherwise dispose of, or part with control of, any Equity Interests of any class (either directly or indirectly by the issuance of rights or options for, or securities convertible into, such Equity Interests); and

(h)          subject to section 7.13, not have an independent director.

8.17       Key Management Employees.

Prior to the Qualifying IPO, permit any Key Management Employee to: (a) no longer be employed in the role and capacity held by such Key Management Employee on and as of January 1, 2023 and/or (b) not perform the same level of functions and duties performed by such Key Management Employee on and as of January 1, 2023.

8.18       Minimum Liquidity.

Permit Liquidity on each day to be less than $2,000,000.

9.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

9.1          Payment Default. Borrower fails to (a) make any payment of principal or interest on the Loan within three (3) Business Days after the same becomes due or (b) pay any other Obligations within five (5) (in each case, which cure periods shall not apply to payments due on the Maturity Date);

9.2          Misrepresentations. Any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been (i) intentionally false or misleading or (ii) incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

9.3          Covenant Default.

(a)          Any Loan Party fails or neglects to perform any obligation in Section 4, Sections 7.1, 7.2(j), 7.5, 7.6 (other than 7.6(c) with respect to any Wallet acquired or created after the Closing Date), or 7.8 through 7.13 or violates any covenant in Section 8; or

(b)          Any Loan Party fails or neglects to perform any obligation in Sections 7.2 (other than clause (j)), 7.4, 7.6(c) (other with respect to any Wallet existing as of the Closing Date) or 7.7 and such failure shall continue unremedied for a period of ten (10) or more days.

(c)          Any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document (other than those specified in Section 9.1, 9.2, 9.3(a) or 9.3(b)) and such failure shall continue unremedied for a period of 30 or more days;

9.4          Insolvency.

(a)          An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of thirty (30) or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(b)          any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 9.4(a), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(c)          any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(d)          any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;

9.5          Other Agreements. (i) Any Loan Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount of more than the applicable Threshold Amount, in each case beyond the applicable grace period with respect thereto, if any; or (ii) any Loan Party shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or the Lender on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness;

9.6            Judgments. Any judgment or order for the payment of money, individually or in the aggregate, in excess of the applicable Threshold Amount (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has not disclaimed its responsibility to cover such judgment or order) or for injunctive relief that has resulted in a Material Adverse Effect shall be rendered against any Loan Party and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order, in each case, other than in connection with, arising out of, or as a result of, the Niagara Falls Litigation;

9.7            Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or Borrower or any other Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or Borrower or any other Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

9.8            ERISA. (i) An ERISA Event occurs with respect to a Plan, Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect would reasonably be expected to result, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated, within the meaning of Title IV of ERISA, and as a result of such insolvency or termination the aggregate annual contributions of the Credit Parties and the ERISA Affiliates to all Multiemployer Plans that are then insolvent or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such insolvency or termination occurs and a Material Adverse Effect would reasonably be expected to result; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Plan or Foreign Plan that would reasonably be expected to result in a Material Adverse Effect.

9.9            Change in Control. There occurs any Change in Control.

9.10         Material Adverse Effect. From and after the Closing Date and until the occurrence of the Qualifying IPO, there shall have been any Material Adverse Effect, other than in connection with, arising out of, or as a result of, the Niagara Falls Litigation.

9.12         Closing Date Equity Issuance. Any Loan Party breached its obligations under any agreement entered in connection with the Closing Date Equity Issuance.

10.	THE LENDER’S RIGHTS AND REMEDIES

10.1         Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender, may, without notice or demand, do any or all of the following:

(a)            declare all Obligations immediately due and payable (but if an Event of Default described in Section 9.4 occurs all Obligations are immediately due and payable without any action by the Lender);

(b)            stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement among Borrower (or any Affiliate of the Borrower) and the Lender (or an Affiliate of the Lender);

(c)            verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Lender and/or the Lender consider advisable, and notify any Person owing any Loan Party money of the Lender’s security interest in such funds. The Loan Party shall collect all payments in trust for the Lender, for the ratable benefit of the Lender and, if requested by the Lender, immediately deliver the payments to the Lender, for the ratable benefit of the Lender in the form received from the Account Debtor, with proper endorsements for deposit;

(d)            make any payments and do any acts the Lender considers necessary or reasonable to protect the Collateral and/or the Lender’s security interest in the Collateral. The Loan Party shall assemble the Collateral if the Lender requests and make it available as the Lender designates. The Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. The Loan Party grants the Lender a license to enter and occupy any of its premises, without charge, to exercise any of the Lender’s rights or remedies;

(e)            apply to the Obligations (i) any balances and deposits of any Loan Party it holds, or (ii) any amount held by the Lender owing to or for the credit or the account of any Loan Party;

(f)            ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. The Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Loan Party’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Lender’s exercise of its rights under this Section 10.1, each Loan Party’s rights under all licenses inure to the Lender, for the ratable benefit of the Lender;

(g)            demand and receive possession of the Loan Parties’ Books; and

(h)            exercise all rights and remedies available to the Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof) or other applicable law.

10.2          Power of Attorney. The Loan Party hereby irrevocably appoints the Lender, for the benefit of the Lender, as its lawful attorney-in-fact, exercisable solely upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Loan Party’s name on any checks or other forms of payment or security; (b) sign such Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms the Lender determines reasonable; (d) make, settle, and adjust all claims under any Loan Party’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of the Lender or a third party as the Code permits. The Lender’s foregoing appointment as the Loan Parties’ attorney in fact, and all of the Lender’s rights and powers, coupled with an interest, are irrevocable until the applicable Termination Date shall have occurred. Upon the occurrence and during the continuance of an Event of Default, the Lender may appoint or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of the Lender or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver”, which term when used herein shall include a receiver and manager) of the Collateral and may remove any Receiver so appointed and appoint another in his/her/its stead. Subject to the provisions of the instrument appointing a Receiver of the Collateral, any such Receiver shall have power to take possession of the Collateral, to preserve the Collateral or its value, to carry on or concur in carrying on all or any part of the business of the Loan Parties and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of the Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the Loan Parties, enter upon, use and occupy all premises owned or occupied by the Loan Parties wherein the Collateral may be situated, maintain the Collateral upon such premises, borrow money on a secured or unsecured basis and use the Collateral directly in carrying on the Loan Parties’ business or as security for Loan or advances to enable the Receiver to carry on the Loan Parties’ business or otherwise, as such Receiver shall, in its reasonable discretion, determine. Except as may be otherwise directed by the Lender, all money received from time to time by such Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to the Lender. Every such Receiver may, in the discretion of the Lender, be vested with all or any of the rights and powers of the Lender. The identity of the Receiver, its replacement and its remuneration shall be within the reasonable discretion of the Lender.

10.3          Protective Payments. If any Loan Party fails to obtain the insurance called for by Section 7.4 or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, the Lender may obtain such insurance or make such payment, and all amounts so paid by the Lender are Lender’s Expenses and due and payable on demand, and are secured by the Collateral. The Lender will make reasonable efforts to provide Borrower with notice of the Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by the Lender hereunder are deemed an agreement to make similar payments in the future or the Lender’s and/or Lender’s waiver of any Event of Default.

10.4          Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, the Lender shall have the right to apply in any order any funds in its possession, whether from Borrower’s or any other Loan Party’s account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. In making the determinations and allocations required by this Section 10.4, the Lender may conclusively rely upon information available to the Lender as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Obligations, and the Lender shall have no liability to any Person for actions taken in reliance on such information. All distributions made by the Lender pursuant to this Section 10.4 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error). The Lender shall pay any surplus to Borrower or to other Persons legally entitled thereto; and the Loan Parties shall remain liable to the Lender for any deficiency. If the Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, the Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by the Lender of cash therefor.

10.5          Liability for Collateral. The Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

10.6          No Waiver; Remedies Cumulative. The Lender’s failure, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of the Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. The Lender’s and remedies under this Agreement and the other Loan Documents are cumulative. The Lender shall have all rights and remedies provided under the Code, by law, or in equity. The Lender’s exercise of one right or remedy is not an election and shall not preclude the Lender from exercising any other remedy under this Agreement or any other Loan Document or other remedy available at law or in equity, and the Lender’s waiver of any Event of Default is not a continuing waiver. The Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

10.7          Demand Waiver. The Loan Parties waive demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Lender on which any Loan Party is liable.

11.            NOTICES

(a)            All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. the Lender, Borrower, any Loan Party or the Lender may change its mailing or electronic mail address or facsimile number by giving the other parties written notice thereof in accordance with the terms of this Section 11.

If to Borrower or any other Loan Party:	U.S. Data Mining Group, Inc. 1221 Brickell Ave Ste 900 Miami, FL 33131 Attention: Asher Genoot Email: [REDACTED]
with a copy to:	Brown Rudnick LLP Seven Times Square New York, NY 10036 Attention: Andrew Carty Email: [REDACTED] Brown Rudnick LLP One Financial Center Boston, MA 02111 Attention: Tia Wallach Email: [REDACTED]
If to the Lender:	Anchorage Lending CA, LLC 101 S. Reid Street, Suite 329 Sioux Falls, South Dakota 57103 Attention: Jennifer Liu Email: [REDACTED]
with a copy to:	Winston & Strawn LLP 200 Park Avenue New York, New York 10166 Attention: Sanjay Thapar Email: [REDACTED]

(b)            Electronic Communications. Notices and other communications to the Loan Parties may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Lender in its sole discretion). The Lender may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)            Change of Address, Etc. The Lender may change its address, or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower.

12.            CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, New York law (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York) governs the Loan Documents without regard to principles of conflicts of law. Borrower, Guarantors and the Lender each submit to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof; provided that nothing in this Agreement shall be deemed to operate to preclude the Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Lender. Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Loan Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in accordance with, Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND THE LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 12 shall survive the termination of this Agreement.

13.            GENERAL PROVISIONS

13.1          Termination Prior to Maturity Date; Effect of Qualifying IPO; Survival.

(a)            Except as set forth in this Section 13, all covenants, representations and warranties made in this Agreement continue in full force until the applicable Termination Date shall occur. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. For purposes hereunder “Termination Date” shall mean the date on which the principal of and interest on the Loan and all Obligations shall have been paid in full (other than in respect of contingent indemnification obligations for which no claim has been made).

(b)            Notwithstanding anything herein to the contrary, upon the consummation of the Qualifying IPO and only so long as such Qualifying IPO does not result in a Default or an Event of Default and at the time of such Qualifying IPO, the Parent Company guaranties on a full recourse basis the Obligations by becoming a Guarantor hereunder by execution of the Joinder Agreement attached hereto as Exhibit E: (i) the Security Interest of the Lender in any Limited Recourse Guarantor shall automatically be terminated, released and discharged, all rights in such Collateral that is property of a Limited Recourse Guarantor (other than any asset or property described in clause(b) of the defined term “Collateral” on Exhibit A) shall revert to such Limited Recourse Guarantor, and, thereafter, the Security Interest of the Lender shall attach only in the assets described in clause (b) of Exhibit A and (ii) any Limited Recourse Guarantor shall no longer be Guarantor hereunder.

(c)            Notwithstanding anything herein to the contrary, upon the consummation of the Qualifying IPO and only so long as such Qualifying IPO does not result in a Default or an Event of Default, the Parent Company shall not be subject to any representation, warranty or covenant under the Loan Agreement, other than those representations, warranties and covenants set forth in Sections 2, 4, Section 6 (other than Sections 6.2, 6.5, 6.10-6.11), 7.1, 7.2(a), 7.2(b), 7.2(h), 7.3, 7.4, 7.5, 7.6(f), 7.10, 8.1, 8.2, 8.7, 8.8(b), 8.8(c), 8.8(d), 8.13, 8.14, and 8.16; provided that the foregoing shall not limit (x) the Lender’s rights and remedies under this Agreement or any other Loan Document as a result of a breach or any and all representations, covenants and warranties by any other Loan Party, including those under Section 9 and (y) the Public Company’s guaranty of the Obligations, including under Section 4.

(d)            Except as set forth in this Section 13.1, no termination of this Agreement shall in any way affect or impair any right or remedy of the Lender, nor shall any such termination relieve any Loan Party of any Obligation to the Lender, until all of the Obligations have been paid and performed in full. Those Obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination and payment in full of the Obligations then outstanding.

13.2          Successors and Assigns.

(a)            This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may assign this Agreement or any rights or obligations under it without the prior written consent of the Lender (which may be granted or withheld in Lender’s sole discretion). Lender has the right to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, the Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents without the consent of any Loan Party; provided that from and after the Qualifying IPO, Borrower’s consent shall be required with respect to an assignment to any Person (such consent not to be unreasonably withheld, delayed or conditioned) and such consent shall be deemed to have been given if Borrower has not responded within five (5) days of a written request for such consent.

(b)            Register. The Lender, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each assignment and assumption pursuant to Section 13.2(a) delivered to it and a register for the recordation of the names and addresses of the Lender, and the principal amounts (and stated interest) of the Loan owing to, Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and each Guarantor, shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

(c)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

13.3          Indemnification.

(a)            Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including, but not limited to, (A) the reasonable and documented fees, charges and disbursements of counsel for the Lender and (B) due diligence expenses), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii)  all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 13.3, or (B) in connection with Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan.

(b)            Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Lender and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This paragraph (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and the Loan Parties hereby waive, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(d)            Payments. All amounts due under this Section 13.3 shall be payable not later than five (5) days after demand therefor setting forth a reasonably detailed calculation thereof.

(e)            Survival. The agreements in this Section 13.3 and the other indemnity provisions of this Agreement shall survive the repayment, satisfaction or discharge of all Obligations.

13.4          Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.5          Waivers; Amendments.

(a)            No failure or delay by the Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Lender hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

(b)            Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing executed by the Loan Parties and the Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.6          Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

13.7          Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Loan Party and the Lender arising out of or relating to the Loan Documents, the Lender shall be entitled to recover its reasonable and documented out-of-pocket attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.8          Right of Setoff. Each Loan Party hereby grants to the Lender, for the benefit of the Lender, a Lien and a right of setoff as security for all Obligations to the Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of the Lender (including a subsidiary of the Lender) in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, the Lender may set off the same or any part thereof and apply the same to any liability or Obligation of any Loan Party even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.9          Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, the New York State Electronic Signatures and Records Act, or any other similar state law based on the Uniform Electronic Transactions Act.

13.10       Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

13.11       Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

13.12       Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

13.13       Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13.14       Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies USDG and each of its Subsidiaries, which information includes the names and addresses of each USDG and each of its Subsidiaries and other information that will allow the Lender to identify USDG and each of its Subsidiaries in accordance with the USA PATRIOT Act.

13.15       Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Loan Party in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”); i.e. Dollars, be discharged only to the extent that on the Business Day following receipt by the Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender, as the case may be, from the applicable Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender, as the case may be, in such currency, the Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under Applicable law).

13.16       No Party Deemed Drafter.

Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement. This Agreement and the other Loan Documents are the result of negotiations among the parties hereto and thereto and have been reviewed by counsel to each of the parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against the Lender.

14.            DEFINITIONS

14.1          Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “year” shall refer (i) in the case of a leap year, to a year of three hundred sixty-six (366) days, and (ii) otherwise, to a year of three hundred sixty-five (365) days. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. As used in this Agreement, the following capitalized terms have the following meanings:

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted Uptime” means the uptime for mining equipment, as adjusted in accordance with the parameters set forth on Schedule 2.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. In addition, for purposes hereof, “Affiliates” of any Permitted Holder shall include (a) any Family Member of any Permitted Holder, (b) all trusts for the benefit of any Permitted Holder and/or any one or more of the Persons described in clause (a), and (c) any Person directly or indirectly owned by, controlled by or under common control with any Permitted Holder and/or any one or more of the Persons described in clauses (a) or (b). For the avoidance of doubt, the Lender shall not be deemed to be an Affiliate of any Loan Party or any Permitted Holder.

“Agreement” is defined in the preamble hereof.

“Alpha Facility” means that 40 Mega Watt mining facility located at 2747 Buffalo Ave Niagara Falls, NY 14303 and including, without limitation, all assets and property of the Borrower and USDTG in respect thereof and located therein.

“Alpha Facility Miners” are the 5,233 units the serial numbers of which are set forth on Schedule 3 to Exhibit A hereto (as such Schedule may be amended from time to time), which is a combination of MicroBT M30S, MicroBT M30S+ and MicroBT M30S++.

“Annual Period” has the meaning given to such term in the definition of “Applicable Rate”.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act of 1997 (“FCPA”) and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the Patriot Act.

“Applicable Law” or “applicable law” is as to any Person any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Applicable Rate” is:

(a)            For the period from and after the Closing Date to and including February 2, 2024 (the “First Annual Period”), an amount equal to 14% of the Amount;

(b)            If the Loan is and all other Obligations are not paid in full during the First Annual Period, then for the period after February 3, 2024 to and including February 2, 2025 (the “Second Annual Period”), an amount equal to the sum of (i) 23% of the Amount less (ii) the actual cash payment(s) received pursuant to Section 2.2 during the First Annual Period;

(c)            If the Loan is and all other Obligations are not paid in full during the Second Annual Period, then for the period after February 3, 2025 to and including February 2, 2026 (the “Third Annual Period”), an amount equal to the sum of (i) 34% of the Amount less (ii) the actual cash payment received under clauses (a) and (b) above during the First Annual Period and the Second Annual Period;

(d)            If the Loan is and all other Obligations are not paid in full during the Third Annual Period, then for the period after February 3, 2026 to and including February 2, 2027 (the “Fourth Annual Period”), an amount equal to 11% of the Adjusted Amount; and

(e)            If the Loan is and all other Obligations are not paid in full during the Fourth Annual Period, then for the period after February 3, 2027 to and including the Maturity Date (the “Fifth Annual Period” and together with the First Annual Period, the Second Annual Period, the Third Annual Period and the Fourth Annual Period, each an “Annual Period” and collectively, the “Annual Periods”), an amount equal to the sum of (i) 22% of the Adjusted Amount less (ii) the actual cash payment received under clause (d) above during the Fourth Annual Period.

As used herein, (a) “Amount” is:

(i)            with respect to the First Annual Period, $48,611,111.11;

(ii)           with respect to the Second Annual Period, (x) $48,611,111.11 plus (y) all capitalized interest during the First Annual Period ; and

(iii)          with respect to the Third Annual Period, (x) $48,611,111.11 plus (y) all capitalized interest during the First Annual Period and the Second Annual Period;

(b)            “Adjusted Amount” is:

(i)            with respect to the Fourth Annual Period, the lesser of (x) $48,611,111.11 and (y) the sum of (1) $48,611,111.11 plus (2) all capitalized interest during the First Annual Period, the Second Annual Period and the Third Annual Period less (3) all payment of principal of the Loan that is made during the First Annual Period, the Second Annual Period and Third Annual Period; and

(ii)           with respect to the Fifth Annual Period, the lesser of (x) the sum of (1) $48,611,111.11 plus (2) all capitalized interest during the Fourth Annual Period and (y) the sum of (1) $48,611,111.11 plus (2) all capitalized interest during the First Annual Period, the Second Annual Period and the Third Annual Period less (3) all payment of principal of the Loan that is made during the First Annual Period, Second Annual Period, Third Annual Period and Fourth Annual Period, until the date that is the forty eight (48) anniversary of the Closing Date.

“Asset Purchase Agreement” means the Asset Purchase Agreement dated as of the Closing Date between USDG and the Borrower pursuant to which USDG shall transfer all of its right, title and interest in Collateral described under clause (b) of the term “Collateral” (other than USDG’s Equity Interest in the Borrower), free and clear of any and all Liens and encumbrances (other than Permitted Liens) to the Borrower.

“Asset Purchase Agreement Transactions” means the transactions contemplated by the Asset Purchase Agreement, including transfer by USDG of all of its right, title and interest in Collateral described under clause (b) of the term “Collateral” (other than USDG’s Equity Interest in the Borrower), free and clear of any and all Liens and encumbrances (other than Permitted Liens) to the Borrower.

“Asset Sale” is any conveyance, sale, lease, division, sale and leaseback, assignment, transfer or other disposition to any Person of, or any loss, damage, destruction or condemnation of, any asset or assets of any Loan Party, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the IRC or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the IRC) the assets of any such “employee benefit plan” or “plan”.

“Bitcoin” means the type of virtual currency based on an open source cryptographic protocol existing on the Bitcoin Network.

“Borrower” is defined in the preamble hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Canaan Miners” are the 2,000 Canaan units (Avalon 1166 Pro (1105 machines) and Avalon 1246 (895 machines)), the serial numbers of which are set forth on Schedule 2 to Exhibit A hereto (as such Schedule may be amended from time to time).

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity requirements of the Lender or of any corporation controlling the Lender.

“Capitalized Fee” has the meaning given to such term in Section 2.2(a).

“Casualty Event” is defined in Section 7.4(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Control” (a) the Permitted Holders cease to own beneficially, directly or indirectly, the then issued and outstanding Stock of USDG having at least 75% of the ordinary voting power for the election of directors, managers or other governing body of the Borrower on a fully diluted basis; provided that the occurrence of the foregoing event shall not be deemed a Change in Control if, any time upon or after the consummation of a Qualifying IPO, and for any reason whatsoever, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under such Exchange Act), directly or indirectly, of more than (x) thirty-five percent (35%) or more of the then outstanding voting Stock of the Parent Company on a fully diluted basis or (y) a greater the percentage of the then outstanding voting Stock of the Parent Company on a fully diluted basis owned, directly or indirectly, beneficially by the Permitted Holders; (b) from and after the Qualifying IPO, the Parent Company shall fail to own and control, directly or indirectly, 100% of the outstanding Equity Interests of USDG or (c) USDG shall fail to own and control, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower and USDTG, on a fully diluted basis.

“Closing Date” is defined in the preamble hereof.

“Closing Date Equity Issuance” is defined in Section 7.8(a).

“Closing Fee” has the meaning given to such term in Section 2.4(a).

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of any Loan Party described on Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Contested Taxes” is defined in Section 6.7.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Loan Party under any Copyright now or hereafter owned by any third party, and all rights of any Loan Party under any such agreement (including any such rights that such Loan Party has the right to license), together with any amendments, modifications, renewals, extensions and supplements thereof.

“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and/or any other equivalent intellectual property agency or office in any foreign country and the right to obtain all renewals, extensions, supplements, reversions, reissues and continuations thereof; (c) all claims for, and rights to sue or otherwise recover for, past, present or future infringements or other violations of any of the foregoing; and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past, present or future infringement or other violations thereof.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Crypto Assets” mean Cryptocurrencies, their derivatives or other types of digitalized assets and any Cryptocurrency Addresses and any and all associated Wallets.

“Cryptocurrency” means encrypted or digital tokens or cryptocurrencies that are based on blockchain and cryptography technologies and are issued and managed in a decentralized form, including, without limitation, Bitcoin and Ether and any and all associated Wallets.

“Cryptocurrency Address” means an identifier of alphanumeric characters that represents a possible destination for a transfer of Cryptocurrencies.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which, but for the giving of notice, lapse of time, or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deployed Miners” are the Alpha Facility Miners, the Canaan Miners and the Wolf Hollow Miners.

“Designated Jurisdiction” is any country or territory that is itself the subject of any comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) or upon the happening of any event, mature or are mandatorily redeemable for any consideration other than for Qualified Equity Interests, pursuant to a sinking fund obligation or otherwise, or are convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Qualified Equity Interests at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (i) the Maturity Date and (ii) the first date on which none of the Indebtedness or other obligations, or commitments, remain outstanding under any Loan Document.

“Division” “division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health, including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials, air emissions and discharges to waste or land.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, environmental remediation, fines, penalties or indemnities) of any Loan Party whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure of Persons to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, certification, registration, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equipment Loan and Security Agreements” means, collectively, (i) that certain Equipment Loan and Security Agreement, dated as of March 31, 2022, by and between USDG, as borrower and Lender and (ii) that certain Equipment Loan and Security Agreement, dated as of April 26, 2022, by and between USDG, as borrower, and Lender.

“Equity Interests” are, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the IRC or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the IRC or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or that is in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the IRC); or (i) the occurrence of a non-exempt prohibited transaction with respect to any Plan or Pension Plan maintained or contributed to by any Loan Party (within the meaning of Section 4975 of the IRC or Section 406 of ERISA) which would result in liability to any Loan Party.

“Ether” means the native Cryptocurrency of the Ethereum application platform trading under the symbol “ETH”.

“Ethereum” means the decentralized, open source and distributed computing platform that enables the creation of smart contracts and decentralized applications, also known as dapps and commonly known as “ethereum”.

“Event of Default” is defined in Section 9.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Account” means any deposit account: (1) that is solely used to cover wages and payroll for employees of a Credit Party (and related contributions to be made on behalf of such employees to employee health and benefit plans) plus balances for outstanding checks for wages and payroll from prior periods; and (2) that constitutes employee withholding accounts and containing only funds deducted from pay otherwise due to employees for services rendered to be applied toward the Tax obligations of such employees.

“Excluded Property” means (i) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the applicable anti-assignment clauses of the Code and Applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Code or any similar applicable laws notwithstanding such prohibition, (ii) assets and personal property for which a pledge thereof or a security interest therein is prohibited by Applicable Laws (including any legally effective requirement to obtain the consent of any Governmental Authority), rule, regulation or contractual obligation with an unaffiliated third party (in each case, (y) only so long as such contractual obligation was not entered into in contemplation of the acquisition thereof and (z) except to the extent such prohibition is unenforceable or ineffective after giving effect to the applicable provisions of the Code or other applicable law), (iii) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law, it being agreed that for purposes of this Agreement and the Loan Documents, no Lien granted to Lender on any “intent-to-use” United States trademark applications is intended to be a present assignment thereof and (iv) any Excluded Deposit Accounts; provided that notwithstanding anything herein to the contrary, Excluded Property shall not include any proceeds, replacements or substitutions of Collateral.

“Excluded Subsidiary” means (a) U.S. Data Group, Inc., a Nevada corporation, and each direct or indirect Subsidiary of such Person, but only so long as the sole assets, property and operations of such Persons are limited to Generate Capital Assets, the King Mountain Assets or the direct and indirect Equity Interests in Subsidiaries holdings solely the Generate Capital Assets and the King Mountain Assets and, in each case, no such Subsidiary shall receive any Investment from any Loan Party, (b) (i) Pecos Data Technologies, LLC, a Nevada limited liability company, (ii) USB4S, LLC, a Nevada limited liability company, (iii) U.S. Data Loan Star, Inc., a Nevada corporation, and (iv) U.S. Data Falls, Inc., a Nevada corporation, in each case, so long as each such Subsidiary has no operations, business, assets and/or property and each such Subsidiary shall be dissolved on or prior to the date that is 60-days after the Closing Date and, in each case, no such Subsidiary shall receive any Investment from any Loan Party.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Lender or required to be withheld or deducted from a payment to any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of any Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of any Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to any Lender’s failure to comply with Section 2.7(b) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.

“Fiscal Year” means, (i) as to the Borrower, each fiscal year of the Borrower ended June 30, (ii) as to USDG, each fiscal year of USDG ended June 30, and (iii) as to Parent Company, each fiscal year of Parent Company ended December 31.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Family Member” means, with respect to any Person, (a) the parents and other lineal ancestors of such Person, (b) the current spouses of such Person, (c) the lineal descendants of such Person and (d) the siblings of such Person and their lineal descendants.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party with respect to employees outside the United States.

“Fully Diluted Basis” means at any time (i) as applied to any calculation of the number of Securities of USDG, after giving effect to (x) all shares of Securities of USDG outstanding at the time of determination and (y) all shares of Securities issuable upon the exercise of any vested Stock Equivalents outstanding as of the date hereof with a strike or exercise price below the market value thereof (assuming for such purpose the consummation of the Merger); and (ii) as applied to any calculation of value, after giving effect to the foregoing securities and the payment of any consideration payable upon the exercise of any Stock Equivalents referred to in clause above if such Stock Equivalents were exercisable at such time. .

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Generate Capital Assets” means (i) the assets and operations of USMIO Delta LLC that operate and service the obligations under the “Strategic Operator Agreement Wolf Hollow Project / Granbury, TX” contract, (ii) the assets and operations of USMIO Charlie LLC that operate and service the obligations under the “Strategic Operator Agreement Kearney Project / Kearney, NE” contract, (iii) the Strategic Operator Agreement Wolf Hollow Project / Granbury, TX  and the Strategic Operator Agreement Kearney Project / Kearney, NE contracts and (iv) the guaranty given by GC Data Center Equity Holdings, LLC. for both USMIO Charlie LLC and USMIO Delta LLC; provided that notwithstanding the foregoing, Generate Capital Assets shall not include any property or asset that is set forth under clause (b) of the defined “Collateral” that is set forth in Exhibit A of this Agreement.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is each of (a) prior to the Qualifying IPO, USDG, USDTG and each Limited Recourse Guarantor, (b) from and after the Qualifying IPO, USDG, USDTG and each Subsidiary of USDG that owns any asset or property constituting Collateral (other than Borrower and USDTG), and (c) from and after the Qualifying IPO, the Parent Company and (e) any other Person that is “publicly traded” on a “stock exchange” entity and hold’s USDG’s Equity Interest.

“Guaranty” is the guarantee made by the Guarantors in favor of the Lender pursuant to Section 4.

“Hash Rate” means number of terahashes per second.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created), (d) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (e) all obligations of such Person in respect of any Disqualified Equity Interests, (f) Contingent Obligations, and (g) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), any Other Taxes.

“Indemnitee” is defined in Section 13.3.

“Intellectual Property” means all intellectual property and similar proprietary rights of every kind and nature throughout the world of any Loan Party, whether now owned or hereafter acquired by any Loan Party, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Investment” is (i) any purchase or acquisition (including pursuant to any merger with a Person that is not a wholly owned Subsidiary immediately prior to such merger) of any Equity Interests, evidences of indebtedness or other securities of any other Person, (ii) any making of Loan or advances to or guarantees of the indebtedness of any other Person or (iii) any purchase or other acquisition, in one transaction or a series of related transactions, of (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts.

“IRC” is the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“IRS” is the United States Internal Revenue Service.

“Key Management Employees” are, the following Mike Ho (Chief Executive Officer), Asher Genoot (President), Joel Block (Chief Financial Officer) and Matt Prusak (Chief Compliance Officer).

“King Mountain Assets” means (i) the 50% of the equity interests of TZRC LLC held by US Data King Mountain LLC, (ii) the assets and operations of USMIO Echo LLC and (iii) the Property Management Agreement to run the King Mountain Modular Data Center, Upton County, Texas; provided that notwithstanding the foregoing, Generate Capital Assets shall not include any property or asset that is set forth under clause (b) of the defined “Collateral” that is set forth in Exhibit A of this Agreement.

“Laws” or “laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Lender’s Expenses” are the Lender’s and the Lender’ reasonable and documented out-of-pocket costs and expenses (including reasonable and documented or invoiced attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or any proceeding under any Debtor Relief Law) or otherwise incurred with respect to transactions contemplated by the Loan Documents.

“Lien” is a mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Recourse Guarantor(s)” is (i) prior to the Qualifying IPO, each Subsidiary (other than an Excluded Subsidiary, the Borrower and/or USDTG) of USDG that exists or is created on the Closing Date and (ii) from and after the Qualifying IPO, USDG and any Subsidiary of USDG that owns assets constituting Collateral (other than the Borrower and/or USDTG).

“Liquidity” means, as of any date of determination, the aggregate amount of Unrestricted cash held by USDG.

“Loan” means the loan made or deemed made pursuant to Section 2.2 (which for the avoidance of doubt includes the Capitalized Fee and all other fees, interest or other amounts capitalized as an increase on the aggregate outstanding principal amount of the Loan in accordance with the terms of this Agreement, including pursuant to Section 2.3(a)).

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Note, the Perfection Certificate, the Notices of Grant of Security Interest in Intellectual Property, the Qualifying Control Agreements, the Wallet Security Agreements, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of the Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Parties” are, collectively, Borrower and the Guarantors.

“Loan Parties’ Books” are all the Loan Parties’ books and records including ledgers, federal and state tax returns, records regarding the Loan Parties’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of any Loan Party or any Subsidiary of any Loan Party, taken as a whole, or (b) a material adverse effect on (i) the ability of any Loan Party to perform its Obligations or any other material obligations under any Loan Document to which it is a party, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Documents.

“Maturity Date” means February 2, 2028.

“Merger” means the transactions contemplated by the Merger Agreement.

“Merger Agreement” means that certain Business Combination Agreement, to be entered into by and among Hut 8 Mining Corp., a corporation existing under the laws of the Province of British Columbia, USDG and “New Hut”, a Delaware corporation, in the form provided to the Lender prior to the Closing Date, together with all other revisions, modifications or changes not materially adverse to the Lender or resulting in the occurrence of a Prohibited Transaction.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors and assigns.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) years, has made or been obligated to make contributions.

“Net Monthly Cash Flow” means, means, for each calendar month, (a) all Bitcoin generated by the Deployed Miners less (b) the Borrower’s (but no other Person’s) SG&A, but not to exceed the amount that is previously preapproved by the Lender in writing for such calendar month.

“Net Proceeds” are, in each case, an amount equal to: 100% of the cash proceeds actually received by any Loan Party or any Subsidiary of any Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale and/or any Casualty Event, in each case, in respect of Collateral, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, search and recording charges, transfer taxes and required payments of debt or other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien not prohibited hereunder (other than pursuant to the Loan Documents) on such asset, other customary fees and expenses actually incurred to obtain such Net Proceeds or otherwise in connection therewith and (ii) Taxes paid or payable as a result thereof.

“Niagara Falls Litigation” is as defined on Schedule 4.

“Note” is defined in Section 2.5(d).

“Notice of Grant of Security Interest in Intellectual Property” is a Notice of Grant of Security Interest in Intellectual Property.

“NPL” means the National Priorities List under CERCLA.

“NYDIG Documents” means that certain (i) Asset Purchase Agreement dated on or about the date hereof by and among NYDIG Mining Equipment SPV IX LLC, NYDIG Mining Equipment SPV X LLC, NYDIG Mining Equipment SPV XI LLC, NYDIG Mining Equipment SPV XII LLC, NYDIG Mining Equipment SPV XIII LLC, MS SPV I LLC (“NYDIG SPV I”), USDG, U.S. Data Lone Star, Inc., Pecos Data Technologies, LLC (“Pecos”), and NYDIG ABL LLC, solely in its capacity as agent under the Credit Agreement referenced therein and (ii) that certain Real Estate Purchase Agreement, dated on or about the date hereof, by and among NYDIG SPV I and Pecos; provided that notwithstanding the foregoing, the foregoing shall not result in the transfer to “NYDIG” or a Person other than the Borrower of any property or asset that is set forth under clause (b) of the defined “Collateral” that is set forth in Exhibit A of this Agreement.

“NYDIG Document Transactions” are the transactions contemplated by the NYDIG Documents.

“Obligations” are Borrower’s and each Guarantor’s obligations to pay when due any debts, principal, interest, fees, Lender’s Expenses, indemnification obligations and other amounts owing to the Lender now or later, under or in connection with this Agreement or any of the other Loan Documents, including, without limitation, any interest, expenses and fees accruing after the commencement of any proceeding under any Debtor Relief Law begin regardless of whether such interest, expenses and fees are allowed claims in such proceedings, and to perform any Loan Party’s duties under the Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Original Loan” is defined in Section 2.1.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parent Company” means Hut 8 Corp., a Delaware corporation.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any Loan Party any right to make, use or sell any invention covered by a Patent now or hereafter owned by any third party (including any such rights that such Loan Party has the right to license), together with any amendments, modifications, renewals, extensions and supplements thereof.

“Patents” means all of the following: (a) all patents of the United States or the equivalent thereof in any other country or jurisdiction, and all applications for patents of the United States or the equivalent thereof in any other country or jurisdiction, (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions, discoveries, improvements and designs disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein, (c) all claims for, and rights to sue or otherwise recover for, past, present or future infringements or other violations of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past, present or future infringement or other violation thereof.

“Payment Date” is the fifteenth day of each month of each year commencing March 15, 2023; provided that the Net Monthly Cash Flow that will be payable on March 15, 2023 shall be for the period (a) from the Closing Date through (b) February 28, 2023.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.

“Perfection Certificate” is a perfection certificate substantially in the form acceptable to the Lender delivered on the Closing Date by the Loan Parties.

“Permitted Holders” are, at any time, each holder of USDG’s Equity Interest on the Closing Date and their respective Affiliates.

“Permitted Investments” are , as at any date, (a) investments in direct obligations of the United States of America or any agency or instrumentality thereof to the extent such obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations mature within one year of the date of issuance thereof, (b) (x) Dollars and cash in local currencies held in the ordinary course of business and (y) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within one year of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d).

“Permitted Indebtedness” means:

(a)            Indebtedness under the Loan Documents;

(b)            Indebtedness existing on the Closing Date which are shown on the Perfection Certificate.

(c)            Indebtedness in respect of Taxes constituting Contested Taxes;

(d)            Indebtedness in respect of judgments or awards, individually, or, in the aggregate, not constituting an Event of Default;

(e)            Indebtedness under cash management agreements, bank overdrafts, returned items or like items incurred in the ordinary course of business of a Loan Party that are promptly repaid;

(f)            Indebtedness in respect of worker's compensation claims, disability, health or employee benefits and self-insurance obligations incurred in the ordinary course of business of a Loan Party;

(g)            Indebtedness constituting unpaid insurance premiums (not in excess of one year's premium) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business of a Loan Party;

(h)            unsecured guarantees arising as a result of customary indemnification obligations to purchasers that are not Affiliates of a Loan Party in connection with any Asset Sale permitted under Section 8.10 or in connection with the NYDIG Document Transactions; and

(i)            Indebtedness under any Swap Contract entered into with the prior written consent of the Lender.

“Permitted Liens” are:

(a)            Liens existing on the Closing Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;

(b)            Liens for taxes, fees, assessments or other government charges or levies, either (i) not overdue by more than 30 days or (ii) being contested in good faith and for which the Loan Parties maintain adequate reserves on the Loan Parties’ Books;

(c)            Liens imposed by law, such as landlord’s (including for this purpose landlord’s Liens created pursuant to the applicable lease), carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and for which the Loan Parties maintains adequate reserves on the Loan Parties’ Books;

(d)            Liens to secure the performance of bids, trade contracts, contracts for the purchase property, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, not representing an obligation for borrowed money;

(e)            Liens securing judgments not constituting an Event of Default;

(f)            leases or subleases, licenses or sublicenses granted to others in the ordinary course of business not interfering in any material respect with the business of the Loan Parties, taken as a whole;

(g)            in the case of leasehold interests in real property, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(h)            easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Borrower or any other Loan Party;

(i)            Liens securing any Swap Contract permitted under clause (i) of the definition of “Permitted Indebtedness”; and

(j)            Liens in favor of financial institutions arising in connection with a Loan Party’s deposit accounts and/or securities accounts held at such institutions.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the IRC or Title IV of ERISA, any ERISA Affiliate.

“Prohibited Transaction” means any of the foregoing: (a) the occurrence of a Change of Control; (b) the assumption of any Lien or Indebtedness (or Guaranty of any Indebtedness) by the Borrower and/or USDTG; (c) Borrower’s and USDTG’s Equity Interest secured any Lien other than Liens securing the Obligations; (d) any asset or property described under clause (b) (except (b)(1)(A)) of the term Collateral is owned by any Person other than the Borrower and USDG; (e)  any asset or property described under clause (b)(1) or clause (b)(6) of the term Collateral is owned by any Person other than the Borrower and USDTG; (f) USDG, USDTG or the Borrower make any Restricted Payment, other than Restricted Payments not prohibited hereunder; (g) any document, agreement or contract exists, is executed or comes into effect that results in any Guarantor (other than any Limited Recourse Guarantor) to be released from its guaranty of the Obligations hereunder; (h) the Parent Company, USDG and/or USDTG are not Recourse Loan Parties hereunder; (i) the Parent Company’s is not listed on the “National Association of Securities Dealers Automated Quotations” (“NASDAQ”) and Equity Interests are not freely tradable on the “NASDAQ”; (j) the Parent Company is not organized under the laws of Delaware; (k) the Parent Company does not hold 100% of USDG’s Equity Interest and (l) any other transaction that is materially adverse to the interests of Lender.

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Lender, which agreement is in form and substance reasonably acceptable to the Lender and which provides the Lender with “control” (as such term is used in Article 9 of the Code) over the deposit account(s) or securities account(s) described therein.

“Qualifying IPO” means the occurrence of the Merger pursuant to the Merger Agreement.

“Recourse Loan Parties” are Loan Parties other than any Limited Recourse Guarantor. For the avoidance of doubt, prior to the Qualified IPO, Recourse Loan Parties are the Borrower, USDG and USDTG and from and after the Qualifying IPO, Recourse Loan Parties are the Borrower, USDG, USDTG the Parent Company and any other Person that is “publicly traded” on a “stock exchange” entity and hold’s USDG’s Equity Interest.

“Register” is defined in Section 13.2(b).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” are, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, the Lender, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Requirement of Law” is, as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is, as to any Loan Party, Chief Executive Officer, the President and Chief Financial Officer of such Loan Party.

“Restricted Payment” is any dividend or other distribution (whether in cash, securities or other property) to the extent in respect to any Equity Interest of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest of any Loan Party, or on account of any return of capital to such Loan Party’s shareholders, partners or members (or the equivalent Persons thereof) in respect of their Equity Interests in any Loan Party.

“Sale and Leaseback Transaction” means, with respect to any Loan Party, any arrangement, directly or indirectly, with any Person whereby such Loan Party shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc. and its successors and assigns.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union), (b) any Person located or resident in or organized under the laws of a Designated Jurisdiction or (c) a Person that is an the Lender, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in immediately preceding clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC and the U.S. Department of State, and the U.S. Department of Commerce or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities” has the meaning specified in the Stockholders Agreement as in effect on the Closing Date.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Interest” is defined in Section 5.1.

“SG&A” means, with respect to the Borrower, the following expenses (without duplication): (a) employee wages or other hosting fees (provided that unless any of the foregoing is not preapproved in writing by the Lender (plus a cumulative variance not to exceed 10%), such amounts shall be $0) and (b) invoiced and paid for insurance cost, electricity cost, and hosting service costs, in each case, with respect to clauses (a) and (b) solely with respect to the Deployed Miners.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured, (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital and , and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock Equivalents” has the meaning specified in the Stockholders Agreement as in effect on the Closing Date.

“Stockholders Agreement” means USDG’s Stockholders’ Agreement dated as of August 31, 2021 by and among USDG and the stockholders of USDG.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, including, without limitation, any real estate taxes and any Other Taxes.

“Threshold Amount” means (i) as to the Borrower, USDG, USDTG, or a Limited Recourse Guarantor, $200,000 and (ii) as to the Parent Company, $25,000,000.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any Loan Party any right to use any Trademark now or hereafter owned by any third party (including any such rights that such Loan Party has the right to license), together with any amendments, modifications, renewals, extensions and supplements thereof.

“Trademarks” shall mean all of the following: (a) all trademarks, service marks, certification marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, internet domain names, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, (b) all goodwill associated with or symbolized by the foregoing, (c) all claims for, and rights to sue or otherwise recover for, past, present or future infringements, dilutions or other violations of any of the foregoing or unfair competition therewith and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past, present or future infringement, dilutions or other violations thereof or unfair competition therewith.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.7(b).

“United States” and “U.S.” mean the United States of America.

“Unrestricted” means, when referring to USDG’s cash, that such cash (i) does not appear or would not be required to appear as “restricted” on the financial statements of USDG (unless related to the Loan Documents or the Liens created thereunder) and (ii) is not subject to a Lien in favor of any Person other than the Lender under the Loan Documents

“USDG” has the meaning given to such term in the preamble hereto.

“USDTG” has the meaning given to such term in the preamble hereto.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wallet” means the location, wallet, address, account or storage device designated by the Borrower in a written notice given to the Lender as the location at which Cryptocurrency or any other Crypto Assets is located.

“Wallet Security Agreements” means any access, control or other acknowledgment agreement that may from time to time be entered into between the Lender, the applicable Loan Party and the custodian having custody and control of a Wallet, which shall be in form and substance reasonably acceptable to the Lender.

“Wolf Hollow” means that 300 Mega Watt mining facility owned by Generate Capital located at 2001 Mitchell Bend Highway, Granbury, TX 76048.

“Wolf Hollow Miners” are the 16,276 MicroBT M30S++ units the serial numbers of which are set forth on Schedule 1 to Exhibit A hereto (as such Schedule may be amended from time to time).

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWER:

US DATA GUARDIAN LLC

By:	/s/ Asher Genoot
Name: Asher Genoot
Title: President

GUARANTORS:

U.S. DATA MINING GROUP, INC.

By:	/s/ Asher Genoot
Name: Asher Genoot
Title: President

U.S. DATA TECHNOLOGIES GROUP LTD.

By:	/s/ Asher Genoot
Name: Asher Genoot
Title: President

THE LENDER:

ANCHORAGE LENDING CA, LLC, as the Lender

By:	/s/ Jennifer Liu
Name: Jennifer Liu
Title: Manager